Exhibit 10.01

OFFICE LEASE

AIRWAY CENTRE PHASE I

LANDLORD:    AIRWAY CENTRE ESTATES (PHASE I) LIMITED

TENANT:           WHITNEY CANADA INC.

            5945-5955 Airport Road, Mississauga

THIS LEASE made as of the          day of May, 2002

B E T W E E N:

AIRWAY CENTRE ESTATES (PHASE I) LIMITED

(hereinafter called the “Landlord”)

OF THE FIRST PART

- and -

WHITNEY CANADA INC.

(hereinafter called the “Tenant”)

OF THE SECOND PART

WITNESSETH that in consideration of the rents, covenants, conditions and agreements hereinafter reserved and contained, the Landlord and the Tenant covenant and agree as follows:

ARTICLE I. — Definitions, Term, Additional Areas and Leased Premises

Section 1.01 — Definitions

For the purpose of this Lease:

(a)	“Additional Rent” means all sums of money or charges required to be paid by the Tenant under this Lease (except Basic Rent) whether or not designated “Additional Rent” or payable to the Landlord.

(b)	“Alterations” means all alterations, adjustments, changes, repairs, renewals, restorations, renovations, rearrangements, relocations, subtractions, reductions, substitutions, deletions, additions, expansions, reconstructions, removals, replacements, modifications, improvements, Leasehold Improvements, betterments, installations and decorations, or any one or more of them.

(c)	“Architect” means the architect, surveyor or space planner from time to time named by the Landlord. The decision of the Architect whenever required by this Lease (or requested by the Landlord) and any certificate prepared or approved by the Architect will be final and binding.

(d)	“Basic Rent” means the sums payable by the Tenant to the Landlord as set out in Section 2.02.

(e)	“Building” means the multi-storey office building erected or to be erected on the Lands and located in the City of Mississauga, Province of Ontario, known municipally as Airway Centre Phase I, 5945-5955 Airport Road, from and including the lowest floor or level of the Building to and including the roof thereon, the Common Areas and Facilities, the Parking Facility and the areas and facilities serving the Building, as determined by the Landlord, which areas and facilities may include, without limitation, lobbies, foyers and vestibules, sidewalks, storage and mechanical areas, janitor rooms, mail rooms, telephone, mechanical and electrical rooms, stairways, escalators, elevators, truck and receiving areas, driveways, loading docks and corridors and shall also include those areas designated or intended by the Landlord to be leased or used for service, administration, management, safety and operational purposes.

(f)	“Business Taxes” means business taxes, license fees, personal property taxes or other similar assessments, taxes, rates or levies, imposed by any taxing authority, in respect of any assets located in, use, enjoyment or occupancy of, or business carried on in any portion of the Building or on the Lands including but not limited to the Leased Premises.

(g)	“Capital Tax” means an amount imputed by the Landlord to the Building and Lands for any tax or taxes imposed from time to time on the Landlord by any taxing authority based upon or computed by reference to the capital invested in the Building and Lands and includes without limitation, provincial capital tax and federal large corporations tax as now existing and is modified or supplemented from time to time. Capital Tax will be imputed, (a) as if the Building and Lands were the only property of the Landlord; and (b) on the basis of the Landlord’s determination of the amount of capital attributable to the Building and Lands. Capital Tax also means the amount of any capital or place of business tax levied by any government or other applicable taxing authority against the Landlord with respect to the Building and Lands, whether known as Capital Tax or by any other name.

(h)	“Claims” means claims, losses, actions, suits, proceedings, causes of action, demands, damages (direct, indirect, consequential or otherwise), penalties, judgments, executions, liabilities, responsibilities, costs, charges, payments and expenses including, without limitation, any professional, consultant and legal fees (on a solicitor and his own client basis).

(i)	“Common Areas and Facilities” means:

(i)	those areas, facilities, utilities, improvements, equipment and installations in the Building which, from time to time, are not designated or intended by the Landlord to be leased to tenants of the Building, and

(ii)	those areas, facilities, utilities, improvements, equipment and installations which serve or are for the benefit of the Building, whether or not located within, adjacent to, or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities, including, without limitation, all areas, facilities, utilities, improvements, equipment and installations which are provided or designated from time to time by the Landlord for the use or benefit of the tenants of the Building, their employees, customers and other invitees in common with others entitled to their use and benefit.

(k)	“Landlord” means the party of the First Part and, in sections that contain a release or other exculpatory language in favour of the Landlord, includes its officers, directors, employees (while in the ordinary course of their employment) and agents.

(l)	“Lands” means the lands underneath, adjacent and appurtenant to the Building, as more particularly described in Schedule “A” attached to this Lease or as such Lands may be altered, expanded or reduced from time to time.

(m)	“Laws” means all laws, statutes, regulations, by-laws, rules, declarations, ordinances, requirements and directions of all federal, provincial, municipal, local and other governmental and quasi-governmental authorities, departments, commissions and boards having jurisdiction (collectively the “Authorities”).

(n)	“Lease” means this agreement and all the terms, covenants and conditions set out herein, as amended from time to time in accordance with Section 12.02(C).

(o)	“Lease Year” means a period of twelve (12) consecutive calendar months, and in the case of the first Lease Year, if the Commencement Date is not the first day of a calendar month, plus that portion of the month between the Commencement Date and the last day of the month in which the Commencement Date occurs, inclusive. The last Lease Year shall terminate on the expiration or earlier termination of this Lease.

(p)	“Leased Premises” means the premises demised by this Lease.

(q)	“Leasable Premises” means those premises (including the Leased Premises) in the Building which are leased to tenants or which are designated or intended by the Landlord from time to time to be leased or used and occupied by tenants, but shall not include any Common Areas and Facilities and shall also not include storage space in the Building leased to tenants or which is designated or intended by the Landlord from time to time to be leased or occupied by tenants for storage space in the Building.

(r)	“Leasehold Improvements” means all items generally considered as leasehold improvements, excluding any Trade Fixtures but including without limitation all installations, Alterations and additions from time to time made, erected or installed in the Leased Premises by or on behalf of the Tenant, or any previous occupant of the Leased Premises or any portion thereof including, without limitation, all partitions however affixed and whether or not moveable, heating, ventilating and air-conditioning systems, facilities and equipment, light fixtures, internal stairways and doors, and floor, wall and ceiling coverings, counters, cabinets, shelves and built-in furniture and furnishings, and any items not normally considered Tenant’s Trade Fixtures.

(s)	“Mortgagee” means any mortgage or hypothecary creditor (including any trustee for bondholders) of the Building or any part of it and a chargee or other secured creditor that holds the Building or a part of it as security but a Mortgagee is not a creditor, chargee or security holder of a tenant of Rentable Area of the Building.

(t)	“Normal Business Hours” means the hours from 8:00 a.m. to 6:00 p.m. on Mondays to Fridays unless such a day is a civic or statutory holiday in the City of Toronto or the Province of Ontario.

(u)	“Occupiable Area” of the Leased Premises means the area expressed in square feet in a certificate prepared by the Architect, which certificate shall be conclusive and binding subject as herein provided and shall be delivered to the Tenant on or after the commencement of the Term, at which time any adjustment to the area that is required thereby shall be made. The Occupiable Area of Leasable Premises in the Building shall be measured and determined as follows:

(i)

in the case of Leasable Premises occupying a whole floor, the Occupiable Area shall be computed by measuring to the inside finish of permanent outer building walls, or from the glassline where at least 50% of the outer building wall is glass, but shall not include stairs (except stairways exclusively serving the premises of a single tenant), elevator shafts, stacks, pipe shafts and vertical ducts with their enclosing walls. Washrooms, air-conditioning rooms, fan rooms, janitors’ closets and electrical closets shall be included in the Occupiable Area. No deductions shall be made for columns and projections necessary to the Building; and

(ii)	in the case of premises occupying part of a floor, the Occupiable Area shall be computed by measuring to the inside finish of permanent outer building walls, or from the glassline where at least 50% of the outer building wall is glass, to the premises side of corridors and/or other permanent partitions, and to the centre of partitions that separate the Leasable Premises from adjoining leasable premises. No deduction shall be made for columns and projections necessary to the Building.

The foregoing definition shall be read and modified, if necessary, to be in accordance with the standard method of measuring floor area in office buildings as sanctioned by the Building Owners and Managers Association International (BOMA).

(v)	“Operating Costs” means the total amounts incurred, paid, attributable, payable by or on behalf of the Landlord (a) for the ownership (other than original debt financing and acquisition costs), maintenance, operation, repair, replacement (but only to the extent that such costs are properly chargeable to operating expenses in accordance with generally accepted accounting principles), management and administration of the Building and the Lands, calculated as if the Building were at all times fully occupied and operational and (b) to discharge the Landlord’s obligations or exercise any of its rights or remedies under this Lease or under other leases or agreements in the Building.

Operating Costs include, without limitation and without duplication, the aggregate of:

(i)	insurance maintained by the Landlord with respect to the ownership and operation of the Building and Lands including, without limitation, the cost of insuring the Building and Lands with such forms of coverage and in such amounts as the Landlord, or a Mortgagee, may from time to time determine, including, without limitation, costs and premiums paid for insurance against any risks of physical loss or damage to property of the Landlord on a replacement cost basis, boiler, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus insurance on a broad form blanket coverage repair and replacement basis, loss of insurable gross profits and loss of rental income attributable to all perils reasonably insured against by the Landlord or commonly insured against by prudent landlords, third party liability hazards including exposure to personal injury, bodily injury and property damage on an occurrence basis including insurance for all contractual obligations and covering also actions of all authorized employees, subcontractors and agents while working on behalf of the Landlord, and any other forms of insurance as the Landlord or a Mortgagee may reasonably require from time to time for insurable risks and in amounts as would be carried by a prudent owner of a similar office building;

(ii)	the cost of cleaning (including carpet cleaning in the Common Areas and Facilities and window cleaning), snow removal, garbage and waste collection and disposal and/or recycling, security and supervision (including, without limitation, remote control cameras and security patrols), public address and communication systems, paving and re-paving parking areas (including without limitation, line painting and curb installations), and pest control, including, without limitation, the cost of performing the work referred to in Section 4.02 herein;

(iii)	Utilities used in maintaining, operating, heating, ventilating and air-conditioning the Building except to the extent separately metered and paid for directly by individual tenants;

(iv)	that portion of the Operating Costs of the HVAC system, if any, allocated to the Common Areas and Facilities by the Landlord;

(v)	salaries, wages and other amounts (including contributions and premiums for fringe benefits, unemployment insurance, pension plans, termination and severance costs, Workers’ Compensation and other similar contributions and premiums) paid or payable for all management, supervisory, and operational personnel including the Building manager, secretarial and/or clerical staff, engineers, janitors, caretakers, security staff, management and all other related personnel (in each case, whether employed by the Landlord or pursuant to a third party management contract), engaged in the repair, care, maintenance, security, management and cleaning of the Building and Lands;

(vi)	the cost of the rental of any equipment and signs, and the cost of supplies, used in the maintenance and operation of the Building and Lands;

(vii)	audit fees and the cost of accounting services incurred in the preparation of the statements referred to in this Lease and the financial statements related thereto, and in the computation of the rents and other charges payable by tenants of the Building, and legal fees and other professional consulting fees and disbursements;

(viii)	the cost of all repairs and replacements (but only to the extent that such costs are properly chargeable to operating expenses in accordance with generally accepted accounting principles) to and maintenance (including, without limitation, landscaping maintenance and elevator maintenance) and operation of the Building and Lands and the systems, facilities and equipment serving the Building and all repairs and replacements undertaken by the Landlord for the general safety and benefit of the tenants of the Building or to reduce Operating Costs or to comply with the requirements of any Authorities in respect of the Building and Lands, and the costs of obtaining any warranties or guaranties;

(ix)	depreciation or amortization over the economic life, together with interest on the undepreciated or unamortized portion calculated at two (2) percentage points above the Prime Rate, of the costs, including repairs and replacements, of the maintenance, cleaning, operating, heating, ventilating and air-conditioning equipment, master utility meters and all other fixtures, equipment and facilities comprising the Common Areas and Facilities, which, in accordance with generally accepted accounting principles, are not fully expensed or deducted in the fiscal period in which they are incurred;

(x)	all Business Taxes and Taxes, if any and to the extent not already charged to the tenants as Additional Rent, from time to time payable by the Landlord with respect to the Building or the Lands, and any governmental tax or levy imposed on the Building or any part thereof based on square footage or gross area, whether known as a “commercial concentration levy” or otherwise, and the costs of contesting or appealing any assessment of such taxes incurred by the Landlord;

(xi)	the fair rental value attributable to premises in the Building occupied for management, supervisory or administrative purposes in connection with the Building or the Lands including, without limitation, premises leased or used for service, administration, management, safety and operational purposes;

(xii)	all cost incurred in acquiring, installing, operating, maintaining, revising, repairing, restoring, renewing and replacing (but only to the extent that such costs are properly chargeable to operating expenses in accordance with generally accepted accounting principles) any energy conservation, fire safety, sprinkler and life safety systems and equipment in the Building or on the Lands, and for effecting any improvements to the Building made to comply with any applicable Laws including air pollution, air quality and environmental control standards, and the cost of all Alterations to all or any part of the Building or the Lands in connection with, or as a result of, this subsection (xii);

(xiii)	Sales Taxes payable by the Landlord on the purchase or other acquisition of any goods, services and Utilities included in Operating Costs;

(xiv)	in the event that the Landlord has hired the services of any Person for the operation, supervision, management and administration of the Building, a management fee of five percent (5%) of the rents (including basic rents and additional rents) received or receivable by the Landlord from the tenants of the Building; provided the administration fee referred to herein may be increased from time to time by the Landlord in accordance with the then current rate for such fees in comparable buildings in the vicinity; and

(xv)	in the event that the Landlord has not contracted for the management services of a person for the operation, supervision, management and administration of the Building, an administration fee of fifteen percent (15%) of the aggregate of such total annual costs set out in Sections 1.01(v)(i) to 1.01(v)(xii).

From the total of the above costs, there shall be deducted or excluded, as the case may be:

(A)	all net recoveries which reduce Operating Costs received by the Landlord from tenants as a result of any act, omission, default or negligence of such tenants or by reason of a breach by such tenants of provisions in their respective leases (other than recoveries from such tenants under clauses in their respective leases requiring their contribution to Operating Costs);

(B)	net proceeds received by the Landlord from insurance policies taken out by the Landlord to the extent that the proceeds relate to Operating Costs;

(C)	ground rent payable to any ground lessor if the Landlord is not the owner of the Lands and principal and interest payments on any mortgages, charges or other encumbrances registered against the title of the Building;

(D)	all net recoveries by the Landlord in respect of warranties or guarantees relating to the construction of the Building or any portion thereof, to the extent that repair costs in respect of the work covered by warranty or guarantee are included in Operating Costs;

(E)	costs and expenses relating to the leasing of space or premises in the Building including leasing commissions and advertising costs;

(F)	net contributions received by the Landlord, if any, to the cost of the excess supply, to the Tenant or other tenants of the Building, of Utilities used in maintaining, operating, heating, ventilating and air-conditioning the Building; and

(G)	Capital Tax and Large Corporation Tax.

(w)	“Parking Facility” means all parking facilities, if any, located within or adjacent to the Building, as they may from time to time be altered, improved, reduced or expanded by the Landlord in its sole discretion, including without limitation all entrances and exits thereto, access ramps and any delivery passages located therein.

(x)	“Person”, if the context allows, includes any person, firm, partnership or corporation, or any group of persons, firms, partnerships or corporations or any combination thereof.

(y)	“Prime Rate” means the commercial lending rate of interest, expressed as an annual rate, that any chartered bank or trust company of the Landlord quotes from time to time at its principal office in Canada as the reference rate of interest (which is commonly known as its “prime rate”), and which serves as the basis upon which effective rates of interest are calculated for Canadian dollar loans made in Canada to its commercial customers with interest payable as a function of its prime rate.

(z)	“Proportionate Share” means a fraction which has as its numerator the Rentable Area of the Leased Premises and as its denominator the Rentable Area of the Building.

(aa)	“Rent” means all rent payable under this Lease, including but not limited to Basic Rent and Additional Rent.

(bb)	“Rentable Area of the Building” means the total of the Rentable Areas of all leasable premises leased or set aside from time to time by the Landlord for leasing in the Building (including the Leased Premises) such areas being as certified from time to time in the sole right of the Architect. Rentable Area of the Building may exclude areas on or above the ground floor which are unsuitable by virtue of configuration or location for leasing as office space, but which the Landlord may lease to tenants of the Building for storage purposes.

(cc)	“Rentable Area” of leasable premises in the Building means:

(i)	in the case of premises occupying a whole floor or premises on the ground floor, the Occupiable Area; and

(ii)	in the case of premises occupying part of a floor, other than the ground floor, the Occupiable Area, plus a fraction of the area of the public and/or service areas on the same floor as the leasable premises which, without limitation, shall include corridors, elevator lobbies, washrooms, air-conditioning, and equipment rooms, fan rooms, janitors’ closets and electrical closets within and exclusively or primarily serving only that floor. This fraction has as its numerator the Occupiable Area of the said premises, and as its denominator the total of the Occupiable Areas of all leasable premises leased or set aside from time to time by the Landlord for leasing on that floor (including the said premises).

The foregoing definition shall be read and modified, if necessary, to be in accordance with the standard method of measuring floor area in office buildings as sanctioned by the Building Owners and Managers Association International (BOMA).

(dd)	“Rules and Regulations” means the rules and regulations described in Schedule “C”.

(ee)	“Structure” means the foundations, roof (excluding the roof membrane), exterior wall assemblies including weather walls and bearing walls, subfloor and structural columns and beams of the Building and any other portions of the Building designated by the Landlord from time to time as Structure.

(ff)

“Taxes” means all real property taxes, rates, duties and assessments (including local improvement taxes), imposts, charges or levies, whether general or special, that are levied, rated, charged or assessed against the Building and Lands or any part thereof or Rent therefrom from time to time by any lawful taxing authority, whether federal, provincial, municipal, school or otherwise, including without limitation any tax or levy imposed on all or any part of the Building based on gross area or floor area, and including without limitation, any taxes or other amounts which are imposed in lieu of, or in addition to, any such real property taxes whether of the foregoing character or not and whether in existence at the Commencement Date or not, and any such real property taxes levied or assessed against the Landlord on account of its interest in or ownership of the Building and Lands or any part thereof, calculated on the basis of the Building being assessed as a fully leased and operational building, and the costs and expenses incurred for consulting, appraisal, legal and other services to the extent they are incurred in an attempt to minimize or reduce any of the real property taxes referred to above including, without limitation, contesting, resisting or appealing real property taxes.

(gg)	“Tenant” means the party of the Second Part and if the Tenant is an individual, its heirs, executors and administrators, and in every case, its permitted successors and assigns. Any reference to “Tenant” includes, where the context allows, the servants, employees, agents, invitees and licensees of the Tenant and all others over whom the Tenant may reasonably be expected to exercise control. If the Tenant is comprised of more than one (1) Person, each such Person will be and continue to be subject to and jointly and severally liable for the performance and observance of the terms, covenants and conditions of this Lease, even if the Person ceases to be involved in the business conducted from the Leased Premises.

(hh)	“Trade Fixtures” means trade fixtures as determined at common law and includes the personal chattels installed by or on behalf of the Tenant, in, on, or which serve, the Leased Premises, for the sole purpose of the Tenant carrying on its trade in the Leased Premises pursuant to Section 8.01 hereof and which Trade Fixtures the Tenant is permitted to remove only to the extent permitted by the terms of this Lease, but Trade Fixtures do not include Leasehold Improvements or any inventory of the Tenant.

(ii)	“Utilities” means all gas, electricity, water, sewer, steam, fuel, power, telephone and other utilities used in or for or allocated by the Landlord to the Building or the Leased Premises, as the case may be.

Section 1.02    Grant and Term

(a)	The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises which are presently designated as Suite No. 260 located on the second floor of the Building known municipally as Airway Centre Phase I, 5945-5955 Airport Road in the City of Mississauga, and are shown on the Floor Plan attached as Schedule “B”. The Rentable Area of the Leased Premises is approximately One Thousand, One Hundred and Fifty Three (1,153) square feet.

(b)	The Tenant shall, subject to this Lease, have and hold the Leased Premises during the term (the “Term”). which is the period of three (3) years commencing on the 15th day of May, 2002 (the “Commencement Date”) and expiring on the 14th day of May, 2005.

(c)	If the Tenant takes occupancy of the Leased Premises prior to the Commencement Date, the Tenant (i) shall be subject to all terms and conditions set out in this Lease except that the Tenant shall have no obligation with respect to the payment of Basic Rent and Additional Rent, until the Commencement Date; and (ii) shall not interfere with the performance of any of the Landlord’s Work, if applicable.

Section 1.03    Use of Additional Areas

The Tenant’s use of the Leased Premises includes the non-exclusive right of the Tenant and persons having business with the Tenant in common with the Landlord and all others entitled, to the use of the Common Areas and Facilities.

Section 1.04    Leased Premises

As soon as reasonably possible after the Commencement Date and, if applicable, after any relocation, rearrangement, alteration, addition or reduction of or to the Leased Premises in accordance with this Lease, the Architect shall calculate the actual Occupiable Area and Rentable Area of the Leased Premises.

Section 1.05    Delayed Possession

If for any reason the Landlord is delayed in delivering, or is unable to give, possession of all or any part of the Leased Premises to the Tenant on or before the Commencement Date, then (a) the Tenant shall take possession of the Leased Premises on the date (not later than one (1) year after the Commencement Date) when the Landlord delivers possession of all of the Leased Premises, which date shall be conclusively established by notice from the Landlord to the Tenant at least five (5) days before such date, (b) this Lease shall not be void or voidable nor shall the Landlord be liable to the Tenant for any Claims resulting from any delay in delivering possession of the Leased Premises to the Tenant, (c) the Term shall commence on the Commencement Date, (d) (unless such delay is caused by or attributable to the Tenant, its employees, servants, agents or independent contractors), no Rent shall be payable by the Tenant for the period prior to the date on which the Landlord delivers possession of all of the Leased Premises, unless the Tenant elects to take possession of a part of the Leased Premises, if possession of which part is available from the Landlord, and the Landlord consents thereto, whereupon Rent shall be payable in respect of such part from the date such possession is so taken, and (e) the expiry date of this Lease shall remain unchanged. Despite anything contained to the contrary in this Section 1.05, if the Landlord is of the opinion that it is unable to deliver possession of all or any part of the Leased Premises by the expiration of six (6) months from the Commencement Date, the Landlord shall have the right to terminate this Lease upon written notice to the Tenant, whereupon neither party shall have any liability to the other, and, after the termination date, the Landlord shall return to the Tenant, without interest, the Advance Rent and Security Deposit if any.

Section 1.06    Acceptance of Leased Premises

The Tenant acknowledges and agrees that taking possession of all or any part of the Leased Premises by the Tenant shall be conclusive evidence as against the Tenant that the Leased Premises or such part thereof are in good and satisfactory physical and environmental condition on the date of taking possession, and that all undertakings, if any, of the Landlord to alter, remodel or improve the Leased Premises or the Building, and all representations, warranties, agreements covenants and conditions, if any, by the Landlord respecting the condition of the Leased Premises or the Building have been fully satisfied and performed by the Landlord.

ARTICLE II.        RENT

Section 2.01    Covenant to Pay

The Tenant will pay Basic Rent and Additional Rent when due and payable as set out in this Lease and without any set-off, deduction, abatement or demand. All Rent will be paid by the Tenant to the Landlord, or its agent, at the Landlord’s address set out in Section 12.11, and will be payable in lawful Canadian money at par.

Section 2.02    Basic Rent

(a)	The Tenant will, from and after the Commencement Date and thereafter throughout the Term, pay to the Landlord as Basic Rent, in equal consecutive monthly instalments in advance on the first day of each calendar month of each Lease Year, an annual sum based upon the annual rate specified in the table following. Basic Rent will be pro-rated on a daily basis in accordance with Section 12.13 hereof for any fractional month in which the Commencement Date occurs, and for any fractional month at the end of the Term. The table is as follows:

Period of Time	Annual Basic Rent	Monthly Basic Rent	Basic Rent/ ft2/annum	Rentable Area (ft2)
May 15, 2002 to May 14, 2003	$10,450.00	$870.83	$11.00	950
May 15, 2003 to May 14, 2005	$12,683.00	$1,056.92	$11.00	1,153

Notwithstanding anything herein, the Tenant shall only be required to pay Rent on a Rentable Area of Nine Hundred and Fifty (950) square feet for the first Lease Year of the Term.

(b)	Whenever the Occupiable Area and the Rentable Area of the Leased Premises are calculated by the Architect pursuant to Section 1.04, the Basic Rent shall be adjusted retroactively to the Commencement Date and the Additional Rent shall be adjusted retroactively to the later of; (i) the beginning of the then current Lease Year, and (ii) the Commencement Date.

Section 2.03    Advance Rent

The Landlord acknowledges receipt of the sum of Three Thousand, Eight Hundred and Seventy Six Dollars and Eighty Cents ($3,876.80) as advance rent, to be held without interest by the Landlord and applied on account of the Basic Rent and Additional Rent, inclusive of Sales Taxes, owing with respect to the first and last month(s) under the Term.

Section 2.05    Rent Past Due

If the Tenant fails to pay any Rent or any other amount when due by the Tenant under this Lease (the “Unpaid Amount”), the Tenant shall pay upon demand a financial charge on any such Unpaid Amount from the due date thereof to the payment thereof, the amount of which finance charge shall be the amount obtained by multiplying the Unpaid Amount by the rate per annum which is the greater of (a) four (4) percentage points in excess of the Prime Rate, calculated and compounded daily, with any adjustments in the Prime Rate to be effective on the date of any change in the Prime Rate, or (b) eighteen percent (18%) per annum calculated and compounded daily, but in no event shall the financial charge on any Unpaid Amount be greater than the maximum, if any, permitted by law. Nothing herein contained shall be constructed so as to compel the Landlord to accept any payment of Rent in arrears should the Landlord elect to apply its rights or remedies under the forfeiture or any other provision of this Lease in the event of default hereunder by the Tenant. Any cheque of the Tenant returned to the Landlord because of non-sufficient funds or for any other reason by financial institution shall be immediately replaced by a certified cheque by the Tenant delivered to the Landlord.

Despite any other provision of this Lease, any amount or amounts from time to time payable by the Tenant to the Landlord under this Section 2.05 as a financial charge or financial charges shall, in each case, be deemed not to be consideration for the supply of space under this Lease, but shall, in each case, be considered to be Rent for the purposes of the Landlord’s rights and remedies for non-payment and recovery of any such amount or amounts.

ARTICLE III.        TAXES, OPERATING COSTS AND UTILITIES

Section 3.01    Taxes Payable by Landlord

The Landlord will, subject to Sections 3.02, 3.03 and 3.04 pay all Taxes directly to the taxing authority. The Landlord may, nevertheless, defer payment of Taxes to the fullest extent permitted by law, so long as it diligently prosecutes any contest or appeal of Taxes.

Section 3.02    Taxes Payable by Tenant

(a)	If there are separate real property tax bills and separate real property assessment notices for the Leased Premises and the non-leasable areas of the Building and the Lands, subject to Section 3.02(b), the Tenant shall (i) pay to the Landlord or to the taxing authorities if the Landlord so directs, and discharge during the Term and within the times provided for by the taxing authorities, all Taxes that are levied, rated, charged or assessed from time to time, respectively, against the Leased Premises or any part thereof, on the basis of a separate real property tax bill and separate assessment notice rendered by any lawful taxing authority; (ii) within ten (10) days after receipt of such separate real property tax bill and separate assessment notice, provide a copy thereof to the Landlord; (iii) promptly deliver to the Landlord receipts evidencing the payment of all such Taxes and such other information in connection therewith as the Landlord reasonably requires; and (iv) pay in accordance with Section 3.05, its Proportionate Share of all Taxes levied, rated, charged or assessed against the Building and the Lands including, without limitation, the Building’s portion (as determined by the Landlord) of such Taxes levied or assessed against the Common Areas and Facilities but excluding all portions thereof designated or intended by the Landlord to be leased to tenants.

(b)	If there are not separate real property tax bills and separate real property assessment notices for the Leased Premises and the non-leasable areas of the Building or, in any event, if the Landlord so elects, the Tenant shall not be required to pay the amounts described in Section 3.02(a) but shall pay monthly in advance or otherwise as the Landlord directs, in accordance with Section 3.05, its Proportionate Share of all Taxes allocated by the Landlord to the Building or the Lands, including the Common Areas and Facilities, plus an administration fee of fifteen percent (15%) thereof.

(c)	If the Landlord, acting equitably, determines that as a result of the construction or installation of any Leasehold Improvements or Trade Fixtures in the Leased Premises or the use of the Leased Premises or the particular location of the Leased Premises within the Building, the Tenant’s Proportionate Share of Taxes payable in accordance with Section 3.02(b) does not accurately reflect the proper share of the Taxes which should in the Landlord’s opinion be payable by the Tenant, the Landlord may increase or decrease the Tenant’s Proportionate Share of Taxes and the Tenant will pay such adjusted amount rather than the Tenant’s Proportionate Share as set out in Section 3.02(b), plus an administration fee of fifteen percent (15%) thereof.

(d)	If the Tenant elects to have the Leased Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord as Additional Rent, as soon as the amount of such separate school taxes is ascertained, any amount by which the amount of separate school taxes exceeds the amount which would otherwise have been payable for school taxes had such election not been made.

Section 3.03    Business Taxes and Other Taxes of the Tenant

(a)	The Tenant will pay to the lawful taxing authorities or to the Landlord, as the Landlord directs, before delinquency, all Business Taxes imposed in respect of the Tenant’s business and assets in, or use, enjoyment or occupancy of, or improvements to, the Leased Premises and the Building or any portion thereof. The Tenant shall promptly deliver to the Landlord receipts evidencing payment of all such Business Taxes and such other information in connection therewith as the Landlord reasonably requires. If there are no separate bills issued by the relevant authority for Business Taxes, the Tenant shall pay to the Landlord the Tenant’s Proportionate Share of all Business Taxes levied, rated, charged or assessed on the Building, plus an administration fee of fifteen percent (15%) thereof.

(b)	The Tenant, will pay to the Landlord (acting as agent for the taxing authority if applicable) or directly to the taxing authority (if required by the applicable legislation) in the manner specified by the Landlord, the full amount of all Goods and Services Taxes, and any other taxes imposed on the Tenant in respect of the Rent payable by the Tenant under this Lease, or in respect of the rental of premises by the Tenant under this Lease (collectively and individually, “Sales Taxes”). Sales Taxes so payable by the Tenant will be: (i) calculated by the Landlord in accordance with the applicable legislation; (ii) paid by the Tenant at the same time as the amounts to which the Sales Taxes apply are payable to the Landlord under the terms of this Lease (or upon demand at such other time or times as the Landlord from time to time determines); and (iii) considered not to be Rent, despite anything else in this Lease, but the Landlord will have all of the same remedies for and rights of recovery with respect to such amounts as it has for non-payment of Rent under this Lease or at law.

Section 3.04    Tenant’s Contribution to Operating Costs

The Tenant will pay to the Landlord, in accordance with Section 3.05, its Proportionate Share of Operating Costs. The Tenant acknowledges that Operating Costs may be allocated by the Landlord to the various components of the Building and that the Landlord may adjust Operating Costs and/or the denominator of the Tenant’s Proportionate Share fraction in accordance with current practices relevant to multi-use commercial developments on a basis consistent with the benefits derived by the tenants of each component of the Building and having regard to the nature of the particular costs and expenses being allocated.

Section 3.05    Payment of Taxes and Operating Costs

(a)	The amounts payable by the Tenant under Sections 3.02 and 3.04 (and under Section 3.03, if applicable) may be estimated from time to time by the Landlord. Commencing on the Commencement Date, the Tenant shall pay the Landlord such estimated amounts payable under Sections 3.02 and 3.04 (and under Section 3.03, if applicable), in equal consecutive monthly instalments in advance, on the first day of every month in the period for which the estimate is made. The Landlord may from time to time revise any of such estimates and in such event the Tenant’s monthly payments will be adjusted accordingly beginning with the first day of the calendar month after the Landlord notifies the Tenant of the revised estimate and the adjusted monthly amounts. Any such amounts payable for any fractional month in which the Commencement Date occurs, or for any fractional month at the end of the Term, will be pro-rated on a daily basis.

(b)

Within ninety (90) days after the end of the period for which the estimated payments have been made, the Landlord will deliver to the Tenant an audited statement of the exact amounts payable by the Tenant under Sections 3.02 and 3.04 (and under Section 3.03, if applicable). Said statement shall be completed by a certified accountant or other qualified financial person. If necessary, an adjustment will be made between the parties within fifteen (15) days after the Tenant has been advised of the actual amounts. If the Tenant has paid in excess of the amounts due, the excess shall be credited by the Landlord against Rent then or in the future owing by the Tenant under this Lease. If the amount the Tenant has paid is less than the amounts due, the Tenant agrees to pay such additional amounts due with the next monthly instalment of Basic Rent. This provision shall survive the expiration or earlier termination of this Lease. Failure of the Landlord to render any statement under this subsection 3.05(b) shall not (i) prejudice the Landlord’s right to render such statement thereafter or with respect to any other period, or (ii) relieve the Tenant from its obligations hereunder. The rendering of any such statement shall also not affect the Landlord’s right subsequently to render an amended or corrected statement.

Section 3.06    Charges for Utilities

(a)	The Tenant shall be solely responsible for and shall promptly pay as Additional Rent to the Landlord, or as it otherwise directs, in the manner hereinafter provided as a charge with respect to the Leased Premises (the “Charge”) the aggregate, without duplication, of (i) the total cost of supplying Utilities used or consumed in or with respect to the Leased Premises or allocated to them by the Landlord; (ii) the cost of any other charges levied or assessed in lieu of or in addition to such Utilities as determined by the Landlord including, without limitation, the equitable allocation to the Leased Premises of an additional charge, as determined by the Landlord, for the excess supply to and usage of the Utilities in the Leased Premises; and (iii) all costs incurred by the Landlord in determining or allocating the Charge or determining the Utilities including, without limitation, professional, engineering and consulting fees and expenses and an administration fee of fifteen percent (15%) of the total costs hereinbefore set out in this Sub-section 3.06(a).

(b)	The Tenant agrees as follows:

(i)	If the Landlord elects, for the more efficient and proper operation of the Building, or is required by municipal by-law or the suppliers of the Utilities, to purchase the Utilities or any of them for the Building, the Tenant shall purchase such Utilities and pay for such Utilities as additional Rent forthwith on demand to the Landlord at rates not in excess of the rates charged by such suppliers for such Utilities, if applicable;

(ii)	The Tenant shall pay to the Landlord, as Additional Rent, the Charge for Utilities in consecutive monthly instalments in advance based on estimates by the Landlord and subject to adjustment by the Landlord within a reasonable time after the end of the Year for which such estimate has been made; and

(iii)	If the Landlord elects, the Landlord shall be entitled to install a separate check meter indicating demand and consumption of Utilities in the Premises, in a location designated by the Landlord.

(c)	The Landlord may determine in a reasonable and equitable manner the Charge applicable to the Leased Premises by allocating the Utilities for the Building amongst the several components and areas of the Building, including the Common Areas and Facilities, the Leasable Premises and other premises available for leasing which do not constitute part of the Leasable Premises.

(d)	If the suppliers of the Utilities require that the Tenant enter into contracts or arrangements with such suppliers in connection with such Utilities, the Tenant shall be responsible to enter into such contracts or other arrangements and to pay whatever deposits or other amounts that are payable under such contracts or other arrangements.

(e)	If there are separate meters (other than check meters) installed pursuant to Section 3.06(f) for any Utilities consumed in the Leased Premises, the Tenant will pay directly to the suppliers of such Utilities (without duplication), the charges therefor on the basis of the separate meters.

(f)	The Tenant shall pay for the cost of any metering which the Tenant requests the Landlord to install in the Leased Premises, or which the Landlord wishes to install in the Building, for the purpose of assisting in determining the consumption of any Utility in the Leased Premises.

(g)	In no event is the Landlord liable for, nor has the Landlord any obligation with respect to, an interruption or cessation of, or a failure in the supply of any such Utilities, services or systems in, to or serving the Building or Leased Premises, whether or not supplied by the Landlord or others and whether or not the interruption or cessation is caused by any fault, default, negligence, act or omission of the Landlord.

(h)	The Tenant shall pay for the Utilities allocated to (i) the Common Areas and Facilities pursuant to Section 3.04; and (ii) the Leased Premises pursuant to this Section 3.06.

ARTICLE IV.        BUILDING CONTROL AND SERVICES

Section 4.01    Control of the Building

(a)	The Landlord will operate and maintain the Building as would a prudent landlord of a similar office building having regard to size, age and location.

(b)	The Building is at all times subject to the exclusive control, management and operation of the Landlord. The Landlord has the right with respect to such control, management and operation to:

(i)	obstruct or close off all or any part of the Building or Lands for the purpose of maintenance, repair or construction;

(ii)	employ all personnel necessary for the operation and management of the Building, either directly or through a third party property management company;

(iii)	provide supervision, security and policing services for the Building;

(iv)	construct other improvements and make Alterations, additions, subtractions or re-arrangements, build additional storeys and construct facilities adjoining or proximate to the Building provided such work shall not materially interfere with ingress to or egress from (or the loading and service areas for) the Leased Premises;

(v)	install, maintain and repair pipes, wires and other conduits or facilities through the Common Areas and Facilities and the Leased Premises;

(vi)	construct, maintain, operate and change lighting facilities and heating, ventilating, air-conditioning and energy conservation systems;

(vii)	designate and specify the kind of container to be used for garbage and refuse and the manner and the times and places at which it is to be placed for collections. If the Landlord for the more efficient and proper operation of the Building provides or designates a commercial service for the pick up and disposal of refuse and garbage (instead of, or in addition to, the service provided by the municipality), the Tenant shall then use that commercial service at the Tenant’s cost. The Tenant shall pay the charges for pick up and disposal of any of the Tenant’s refuse or rubbish. The Tenant shall not burn any trash or garbage of any kind in or about the Leased Premises or any part of or near the Building;

(viii)	from time to time prohibit the Tenant and its employees from parking anywhere in the Building or on the Lands. If the Landlord designates the Tenant parking areas in the Building, on the Lands or elsewhere, the Tenant shall itself and shall cause its employees to park their vehicles only in such designated parking areas;

(ix)	implement a waste recycling program and the Tenant agrees to participate in such recycling program; and

(x)	do and perform such other acts in and to the Building, as, in the use of good business judgment, the Landlord determines to be advisable for the more efficient and proper operation of the Building.

(c)	The Landlord is not subject to any liability, nor is the Tenant entitled to any compensation or abatement of Rent as a result of the Landlord’s exercise of its rights conferred under this Section 4.01 but the Landlord agrees to proceed as expeditiously as reasonably possible to minimize interference with the Tenant’s business.

Section 4.02    Landlord’s Services

During the Term, the Landlord shall provide the following services and Utilities:

(a)	except during the completion of repairs, Alterations or Leasehold Improvements, or when prevented by strikes or other causes beyond the Landlord’s reasonable control, the Landlord shall provide climate control for the Leased Premises during Normal Business Hours, in order to maintain a temperature adequate for normal occupancy in accordance with the provisions hereof. If the Tenant’s use is other than that of a general office use, and changes in the climate control system are desirable or necessary to accommodate such use, the Landlord may make such changes at the Tenant’s expense. If the Tenant requests the provision of climate control services to the Leased Premises outside Normal Business Hours, the Landlord will provide such services to the Tenant, at the Tenant’s expense and at the rate determined by the Landlord in its sole discretion, which shall be payable by the Tenant upon demand;

(b)	when reasonably necessary from time to time, the Landlord shall, if the Leased Premises are part of the office area, cause the floors in the Leased Premises to be cleaned or vacuumed, the windows to be cleaned and the desks, tables and other furniture of the Tenant to be dusted, all in keeping with the standards of an office building of similar age and condition. Such services shall be performed for or supplied to the Tenant by employees of or contractors designated by the Landlord and such costs thereof shall be borne by the Tenant and are included in Operating Costs. The Landlord shall not be responsible for any act of omission or commission on the part of the employees or contractors or any other Person employed to perform or supply the foregoing services provided that the Landlord shall ensure that any Person providing such cleaning services in the Building shall carry liability insurance and employ only bonded personnel;

(c)	the Landlord shall provide water and electricity in such quantities as the Landlord, in its sole discretion, determines to be reasonable, to each floor of the Building and to the Leased Premises, if applicable. If the Tenant’s equipment requires such Utilities in excess of the quantities normally supplied by the Landlord to similar premises in the Building and the Tenant requests the Landlord to supply such excess quantities or facilities, such excess quantities or facilities, may be provided by the Landlord at the sole expense of the Tenant, if such excess quantities are available, provided that:

(i)	the Landlord may nevertheless refuse to supply such excess Utilities if, in the Landlord’s sole opinion, the supplying of additional facilities or excess Utilities may affect the operation or aesthetics of the Building, or Structure, or in any way reduce the efficiency of existing electricity, water or other Utilities supplied to the Building; and

(ii)	the actual cost of supplying such additional facilities or excess Utilities shall be paid by the Tenant to the Landlord upon demand together with all costs incurred by the Landlord in determining or allocating the additional charge for Utilities including, without limitation, professional engineering and consulting fees and an administration fee of fifteen percent (15%) of all such costs and charges;

(d)	except temporarily when repairs are being made, the Landlord shall provide elevator service, during Normal Business Hours, for use by the Tenant in common with others. Notwithstanding the foregoing, the Landlord shall not be liable and the Tenant agrees to release and hold harmless the Landlord from any claim, loss or damage resulting from (1) any interruption or disruption of elevator service caused or contributed to by mechanical failure; (2) any failure by the Landlord to provide elevator service during any period of power interruption; or (3) any cause beyond the control of the Landlord.

Section 4.03    Tenant’s Responsibilities

The Tenant will regulate those portions of the climate control equipment within and exclusively serving the Leased Premises so as to maintain such reasonable conditions of temperature and humidity within the Leased Premises as are determined by the Landlord and its Architect and engineers. The Tenant shall keep the windows fully closed and shall keep window coverings fully closed during periods when windows are exposed to direct sunlight and the air-conditioning system is operating. The Tenant shall not obstruct or otherwise interfere with the heating, air-conditioning or ventilation units contained in the Building. If the Tenant fails to comply with the foregoing, the Landlord shall, without any liability on the Landlord’s part, be entitled to take such steps as it deems advisable to correct such faults (including, without limitation, entering onto the Leased Premises and assuming control of such equipment) and the Tenant shall pay to the Landlord all costs and expenses incurred by the Landlord in so doing plus an administration fee of fifteen percent (15%) thereof, as Additional Rent, on demand. The Tenant agrees that the exercise by the Landlord of its rights under this Section 4.03 shall not be deemed to be a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

ARTICLE V.         USE OF THE LEASED PREMISES

Section 5.01    Use of the Leased Premises

The Leased Premises will be used solely for a general office for the Tenant’s business and for no other purpose. The Tenant acknowledges that it has satisfied itself that the Leased Premises may be used for the purposes stated herein.

Section 5.02    Conduct of Business

The Tenant covenants as follows:

(a)	The Tenant will occupy the Leased Premises and commence its business operations in the Leased Premises from and after the Commencement Date and will thereafter throughout the Term use the whole of the Leased Premises in a reputable and first-class manner.

(b)	The Tenant will not allow or cause any waste to be committed or injury to occur to the Leased Premises, the Leasehold Improvements or Trade Fixtures or any other part of the Building or Lands, nor anything to be done in the Leased Premises or on the Building or Lands which may be or result in an annoyance to other tenants or occupants of the Building.

(c)	The Tenant will not allow or cause the Leased Premises or any part of it to be used for any business which, either directly or indirectly, involves the preparation, production or storage of any toxic or hazardous substances or materials (the “Contaminants”) including, without limitation, any products of waste, asbestos, urea formaldehyde foam insulation, radon gas, PCBs or any other contaminant as defined in the Environmental Protection Act (Ontario).

(d)	If the Landlord requests, the Tenant will immediately cease conducting any business in the Leased Premises, whether through advertising or selling procedures or otherwise, which in the Landlord’s opinion may harm or tend to harm the business or reputation of the Landlord or reflect unfavourably on the whole or any part of the Building, the Landlord or other tenants in the Building.

(e)	The Tenant will not refer to the Building by any name other than that designated from time to time by the Landlord and the Tenant will use the name of the Building for the business address of the Tenant but for no other purpose. Upon at least thirty (30) days prior written notice to the Tenant, the Landlord may change the name of the Building and the Landlord shall not be responsible for any costs or expenses incurred by the Tenant as a result of such change of name.

(f)	The Tenant will co-operate with the Landlord in the conservation of all forms of energy in the Building, including, without limitation, in the Leased Premises; (i) comply with all laws, by-laws, regulations and orders relating to the conservation of energy affecting the Building or any part thereof; and (ii) promptly comply, at the Tenant’s expense, with all reasonable requests and demands of the Landlord made with a view to such energy conservation. Any and all costs and expenses paid or incurred by the Landlord in installing energy conservation equipment and systems, so far as they apply to or are reasonably apportioned to the Building by the Landlord, shall be included in Section 1.01(v)(xii). The Tenant acknowledges and agrees that the Landlord shall not be liable or responsible to the Tenant in any way for any Claims, whether direct or consequential, made, suffered or incurred by the Tenant due to any reduction in the services provided by the Landlord to the Tenant or to the Building or any part thereof as a result of the Landlord’s compliance with such laws, by-laws, regulations or orders.

Section 5.03    Observance of Law

The Tenant will, at its expense, and subject to Section 7.02:

(a)	comply with all provisions or changes of Laws and other requirements of all governmental bodies which pertain to or affect the Leased Premises or require or govern the making of any repairs, clean-ups, alterations or other changes of or to the Leased Premises or the Tenant’s use of it including promptly complying with all Laws, rules, regulations and directions regulating the use, generation, release, storage, transportation or disposal of any Contaminants;

(b)	obtain all necessary permits, licences and approvals relating to the use of the Leased Premises and the conduct of business therein, including, without limitation, those required under the applicable provincial or federal Business Corporations Act(s) and the Investment Canada Act (Canada);

(c)	comply with all reasonable directions given or regulations introduced by the Landlord or measures introduced by any Authority from time to time in the interest of energy conservation or the control of Operating Costs and Utilities;

(d)	comply with all present and future Laws regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. The Tenant shall, at its expense, sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles approved by the Landlord. Such separate receptacles may, at the Landlord’s option, be removed from the Leased Premises in accordance with a collection schedule prescribed by law. The Landlord reserves the right to refuse to collect or accept from the Tenant any waste products, garbage, refuse or trash that is not separated and sorted as required by law, and to require the Tenant to arrange for such collection at the Tenant’s expense, utilizing a contractor satisfactory to the Landlord. The Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on the Landlord or the Tenant by reason of the Tenant’s failure to comply with provisions of this Section 5.03(d) and, at the Tenant’s expense, shall promptly indemnify, defend (utilizing counsel satisfactory to the Landlord) and hold the Landlord harmless from and against all Claims arising from such non-compliance.

(e)	indemnify, defend (utilizing counsel satisfactory to Landlord) and hold harmless the Landlord and Landlord’s respective officers, directors, beneficiaries, shareholders, partners, agents, employees and all other Persons for whom the Landlord is in law responsible from all Claims (including, without limitation, (1) the costs of defending or counterclaiming or claiming over against third parties in respect of any action or matter, and (2) any cost, liability or damage arising out of a settlement of any action entered into by the Landlord with or without the consent of the Tenant) arising out of or in any way connected with any deposit, spill, discharge or other release of any Contaminants that occurs during the term of this Lease, at, in, on, from, under or about the Leased Premises, or which arises at any time from the Tenant’s use or occupancy of the Leased Premises, or from the Tenant’s failure to provide all information, make all submissions, and take all steps required by any Authority under the Laws and all other environmental laws. The Tenant’s obligations and liabilities under this sub-section 5.03(e) shall survive the expiration or earlier termination of this Lease.

ARTICLE VI.        INSURANCE AND INDEMNITY

Section 6.01    Tenant’s Insurance

(a)	Throughout the Term and any period that the Tenant occupies or is given possession of the Leased Premises, the Tenant shall, at its expense, take out and keep in full force and effect and in the names of the Tenant, the Landlord and the Mortgagee, the following:

(i)	“all risks” (including flood and earthquake) property damage insurance (containing disputed loss provisions) for the full replacement cost (without deduction for depreciation and without co-insurance requirements) of all property located in the Building which is owned by the Tenant or installed by or on behalf of the Tenant, or for which the Tenant is legally liable, including but not limited to Alterations, Trade Fixtures and Leasehold Improvements;

(ii)	broad form boiler and machinery insurance (containing disputed loss provisions) on a blanket repair and replacement basis with limits for each accident in an amount equal to the full replacement cost (without deduction for depreciation and without co-insurance requirements) of all Leasehold Improvements and of all boilers, pressure vessels, air-conditioning equipment and other electrical apparatus owned or operated by or on behalf of the Tenant;

(iii)	business interruption insurance with at least twelve (12) months indemnity in an amount sufficient to reimburse the Tenant for loss of earnings attributable to perils insured against under Sections 6.0l(a)(i) and 6.01(a)(ii);

(iv)	comprehensive general liability insurance (containing severability of interests and cross-liability clauses) including personal injury, broad form contractual liability, owners’ and contractors’ protective, contingent employers’ liability, employers’ liability, medical payments, products liability, completed operations, and non-owned automobile liability insurance, all with respect to the Leased Premises and the Tenant’s use of the Common Areas and Facilities. Such policies shall be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000.00) per occurrence or such higher limits as the Landlord or the Mortgagee may require from time to time;

(v)	“all risks” tenant’s legal liability insurance for the replacement cost value of the Leased Premises, including loss of use thereof;

(vi)	if applicable, standard owners form automobile insurance providing third party liability insurance with One Million Dollars ($1,000,000.00) inclusive limits, and accident benefits insurance, covering all licensed vehicles owned or operated by or on behalf of the Tenant; and

(vii)	any other forms of insurance as the Landlord, acting reasonably, or the Mortgagee, requires from time to time, in forms and amounts and for risks against which a prudent tenant would insure.

(b)	The following terms and conditions are applicable to the insurance policies specified under Section 6.01 (a):

(i)	the policies specified under Sections 6.01(a)(i), (ii) and (iii) shall contain the Mortgagee’s standard mortgage clause and may be subject to reasonable deductibles of up to Three Percent (3%) of the amount insured. If there is a dispute as to the full replacement cost, the Landlord’s evaluation will prevail;

(ii)	the policies specified under Sections 6.01(a)(i), (ii) and (iii) shall contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord, its directors, officers, servants, employees and agents and the Mortgagee and those for whom it is in law responsible, whether the damage is caused or contributed to by their act, omission or negligence;

(iii)	the policies specified under Sections 6.01(a)(i), (ii) and (iii) shall be subject to a by-law endorsement;

(iv)	in the event that there is a dispute as to the amount which comprises full replacement cost with respect to the policies specified under Sections 6.01(a)(i) and (ii), the decision of the Landlord or Mortgagee as to such amount shall be conclusive;

(v)	all of the policies shall be taken out with insurers reasonably acceptable to the Landlord and in a form reasonably satisfactory to the Landlord;

(vi)	all of the policies shall be non-contributing with and only apply as primary and not as excess to any other insurance available to the Landlord and the Mortgagee;

(vii)	all of the policies shall contain an acknowledgement by the insurers that the policy shall not be invalidated as respects the interests of the Landlord and the Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies; and

(viii)	all of the policies shall contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation or termination.

The Tenant agrees to deliver to the Landlord certificates of insurance or, if requested by the Landlord, complete certified copies of policies, within thirty (30) days after the placing of the required insurance. No review or approval of such insurance documentation by the Landlord shall derogate from or diminish the Landlord’s rights or the Tenant’s obligations contained in this Lease including, without limitation, those contained in Article VI.

(c)	If there is damage or destruction to the Leasehold Improvements in the Leased Premises, the Tenant will use the full insurance proceeds received in respect of such damage or destruction for the sole purpose of repairing or restoring them. If there is damage to or destruction of the Building entitling the Landlord to terminate this Lease under Sections 8.01 and 8.02, then, if the Leased Premises have also been damaged or destroyed, the Tenant will pay the Landlord all of its insurance proceeds relating to the Leasehold Improvements.

(d)	The Tenant agrees that, if the Tenant fails to take out or keep any such insurance referred to in this Section 6.01, or should any such insurance not be approved by the Landlord or the Mortgagee, acting reasonably, and should the Tenant not commence diligently to rectify (and thereafter proceed diligently to rectify) the situation within forty-eight (48) hours after written notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee does not approve of such insurance, the reasons therefore), the Landlord has the right, without assuming any obligation, in connection therewith and without prejudice to any other rights and remedies of the Landlord under this Lease, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord, plus and administration fee of fifteen percent (15%) thereof, shall immediately paid by the Tenant to Landlord as Additional Rent on the first day of the next month following such payment by the Landlord.

Section 6.02    Increase in Insurance Premiums

If (a) the occupancy or use of the Leased Premises; (b) the conduct of business in the Leased Premises; (c) any acts or omissions of the Tenant in the Leased Premises or in any other part of the Building; or (d) any breach by the Tenant of any of the provisions of this Lease, causes or results in any increase in premiums to the insurance carried by the Landlord with respect to any part of the Building, the Tenant will pay the increase in premiums, as Additional Rent, within five (5) days after invoices for additional premiums are rendered by the Landlord. In determining whether the Tenant is liable for increased premiums and the amount for which the Tenant is responsible, a schedule issued by the organization that computes the insurance rate on the Building and Lands showing the components of the rate will be conclusive evidence of the items that make up the rate. The Tenant shall, at its expense, comply promptly with all recommendations of any insurance rating and inspection authority or of any insurer, now or hereafter in effect, pertaining to or affecting the Leased Premises or the Building.

Section 6.03    Cancellation of Insurance

The Tenant will not do or permit anything to be done that results in the cancellation or threatened cancellation or the reduction of coverage under or threatened reduction of coverage, under any insurance policy on the Building or any part of it. If any insurance policy in respect of any part of the Building is cancelled or threatened by the insurer to be cancelled, or the coverage reduced by the insurer by reason of the use and occupation of the Leased Premises and if the Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice by the Landlord, the Landlord may, at its option, either (a) exercise its rights of re-entry including termination under Article XI, or (b) enter upon the Leased Premises and remedy such condition and the Tenant shall pay to the Landlord the costs thereof, plus an additional fifteen percent (15%) of such costs, representing the Landlord’s overhead, as Additional Rent, and the Landlord shall not be liable for any loss or damage caused to any property of the Tenant or of other Persons located on the Leased Premises as a result of such entry. The Tenant agrees that the exercise by the Landlord of its rights under this Section 6.03 shall not be deemed to be a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

Section 6.04    Loss or Damage

The Landlord or the Mortgagee (collectively or individually the “Released Person”) is not liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to the Building or damage to property of the Tenant or of others wherever located, whether or not resulting from (a) the negligence of the Landlord or those for whom it may in law be responsible; (b) the existence of any Contaminants which are or have been located, stored or incorporated in or on any part of the Building; or (c) the exercise by the Landlord of any of its rights under this Lease. Without limiting the generality of the foregoing, the Released Person shall not be liable for any injury or damage to Persons or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling ceiling fixtures and diffuser coverings, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Building, including pipes, sprinklers, appliances, plumbing works, roof, windows or the surface of any floor or ceiling of the Building or from any lands adjoining the Building. In addition, the Released Person shall not be liable for any damage to or destruction of any negotiable instruments, cash or other valuable property belonging to the Tenant or others and stored or otherwise contained in the Leased Premises. All property of the Tenant kept or stored on the Leased Premises or in the Building will be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify and save harmless the Released Person from any Claims arising out of any damages to such property including, without limitation, any subrogation claims by the Tenant’s insurers. The intent of this Section 6.04 is that the Tenant (and all other Persons having business with the Tenant) is to look solely to its insurers to satisfy any claim which may arise on account of death, injury, loss or damage, irrespective of its cause.

Section 6.05    Landlord’s Insurance

(a)	The Landlord shall at all times throughout the Term carry: (i) broad form boiler and machinery insurance on items owned by the Landlord (except property that the Tenant and other tenants of the Building are required to insure); (ii) insurance on the Building (excluding the foundations and excavations) and the equipment contained in or servicing the Building, against damage by fire and extended perils; (iii) public liability and property damage insurance with respect to the Landlord’s operations in the Building; and (iv) other forms of insurance as would be carried by a prudent owner of a similar office building or considered advisable by the Landlord or any Mortgagee. The cost of such insurance shall be included in Operating Costs.

(b)	Notwithstanding the Landlord’s obligation to insure under Section 6.05(a) and any contribution by the Tenant to the cost of the Landlord’s insurance premiums, (i) the Tenant is not relieved of any liability arising from or contributed to by its negligence or its wilful acts or omissions, (ii) no insurable interest is conferred upon the Tenant under the Landlord’s insurance policies, and (iii) the Tenant has no right to receive proceeds from the Landlord’s insurance policies.

Section 6.06    Indemnification

The Tenant will indemnify and save harmless the Released Person from and against all loss. Claims, actions, damages, costs, liability and expense in connection with loss of life, personal injury, damage to property (including any portion of the Building and its equipment, machinery, services and Leasehold Improvements) or any other loss or injury arising from or out of this Lease, or any occurrence in the Building or on the Lands or any part thereof, or the Tenant’s occupancy of the Leased Premises, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be in the Leased Premises or the Building by the Tenant. If the Released Person, without fault on its part, is made a party to any litigation commenced by or against the Tenant, then the Tenant will indemnify and save harmless the Released Person from, and pay all expenses and reasonable legal fees incurred by the Released Person in connection with such litigation, as Additional Rent, on demand. The Tenant will also pay to the Landlord, as Additional Rent, on demand, all costs and legal fees (on a solicitor and client basis) incurred by the Released Person in enforcing the terms, covenants and conditions in this Lease or resulting from any request for Transfer. The indemnity contained in this Section 6.06 shall survive the expiration or earlier termination of this Lease.

ARTICLE VII.        MAINTENANCE, REPAIRS AND ALTERATIONS

Section 7.01    Maintenance and Repairs by the Landlord

(a)	The Landlord will maintain and repair the Structure of the Building and the mechanical, electrical, heating, ventilating, air-conditioning and other base building systems of the Building, as would a prudent owner of a similar building having regard to age, size and location. The cost of such maintenance and repairs will be included in Operating Costs. However, if the Landlord is required, due to the business carried on by the Tenant, to make repairs or replacements to the Structure or any other part of the Building or any equipment, machinery, facilities or improvements contained therein by reason of the application of Laws, ordinances or other regulations of any governmental body, or by reason of any act, negligence, omission or default of the Tenant or those for whom the Tenant is in law responsible, then the Tenant will pay to the Landlord as Additional Rent, upon demand, the total cost of those repairs or replacements plus fifteen percent (15%) of the total cost representing the Landlord’s overhead and administrative costs.

(b)	The Landlord will have the exclusive right to attend to the replacement of standard electric light bulbs, tubes and ballasts in the Leased Premises throughout the Term on the basis determined by the Landlord in accordance with good commercial practice. The Landlord, at its option, may either include the cost of replacement in Operating Costs or require the Tenant to pay a monthly charge, as Additional Rent on demand, for such replacement (subject to adjustment based on actual costs) per bulb, tube and ballast together with an amount equal to fifteen percent (15%) of such cost representing the Landlord’s overhead and administrative costs. If the Landlord elects not to relamp and reballast on a scheduled basis, then the replacement of these standard electric light bulbs, tubes and ballasts in the Leased Premises will be undertaken by the Landlord at such time as they actually burn out and after notice from the Tenant that replacement is required. In that event, the cost of replacement and installation will be paid by the Tenant with the next monthly payment of Additional Rent, together with an amount equal to fifteen percent (15%) of such cost representing the Landlord’s overhead and administrative costs.

Section 7.02    Maintenance and Repairs by the Tenant

(a)	The Tenant will at all times, at its expense, maintain the whole of the Leased Premises and the Leasehold Improvements including without limitation, all interior partitions, doors, electrical, lighting, signs, mouldings, hardware, walls, ceilings, floors, thresholds, wiring, plumbing fixtures and equipment and the heating, ventilating and air-conditioning systems and equipment within or exclusively serving the Leased Premises, in good order, first-class condition and repair, as determined by the Landlord. The Tenant will make all needed repairs and replacements, if applicable, with due diligence and dispatch.

(b)	The Tenant shall, at its expense and to the complete exoneration of the Landlord, as and when required by the Landlord, remove from the Leased Premises any Contaminant which may be in or incorporated into the Leased Premises as a result of the Tenant’s use or occupation thereof.

(c)	Notwithstanding anything contained in this Lease, if any such repairs or replacements or any Alterations to the Leased Premises or to any Leasehold Improvements affect the Structure or any part of the electrical, mechanical, plumbing, heating, ventilating, air-conditioning, lighting or other base building systems of the Building, such work shall be performed only by the Landlord at the Tenant’s sole cost and expense. The Tenant shall pay to the Landlord, upon demand, the Landlord’s costs relating to such repairs or replacements, including but not limited to the fees of any architectural and engineering consultants, plus a sum equal to fifteen percent (15%) of the total cost thereof representing the Landlord’s overhead and administrative costs.

(d)	The Tenant will immediately advise the Landlord of any damage to the glass in or forming part of the Leased Premises (including exterior windows and doors) and the Landlord will effect the necessary repairs and replacements. The cost of completing repairs and replacements to exterior windows and doors shall be included in Operating Costs unless the damage resulted from the negligence or wilful act or omission of the Tenant, in which case the Tenant will pay the cost thereof to the Landlord, upon demand, together with an amount equal to fifteen percent (15%) of such cost representing the Landlord’s overhead and administrative costs.

(e)	The Tenant shall immediately notify the Landlord of any condition requiring repair in, or which might cause damage to, the Leased Premises or the Building or any part thereof, whether or not the Landlord has any obligations with respect thereto.

(f)	In the event that the Landlord provides janitorial services to the Leased Premises, the Tenant will leave the Leased Premises in a reasonably neat and tidy condition at the end of each day in order that the Landlord’s cleaning services may be performed.

Section 7.03    Maintenance by Landlord

If the Tenant refuses or neglects to carry out any maintenance and Alterations properly as required pursuant to Section 7.02 hereof, and to the satisfaction of the Landlord, and after notice in writing has been given by the Landlord to the Tenant, the Tenant fails to rectify same or fails to proceed forthwith to diligently rectify same within a reasonable period of time, the Landlord may, but shall not be obliged to, perform such maintenance and Alterations, without liability on its part and without being liable for any loss or damage that may result to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof, and, upon completion thereof, the Tenant shall pay to the Landlord the Landlord’s costs relating to any maintenance and Alterations, plus a sum equal to fifteen percent (15%) thereof representing the Landlord’s overhead and administrative costs, as Additional Rent upon demand. The Tenant agrees that the making of any maintenance or Alterations by the Landlord pursuant to this Section 7.03 is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

Section 7.04    Repair Where Tenant at Fault

Notwithstanding any other terms, covenants and conditions contained in this Lease, if the Building or any part thereof including, without limitation, the Common Areas and Facilities (including those Common Areas and Facilities within or passing through the Leased Premises), or any equipment, machinery, systems, facilities or improvements contained therein or made thereto, or the roof or outside walls of the Building or any other structural portions or components thereof, require repair, replacement or alteration or become damaged or destroyed through the fault, default, negligence, want of skill, carelessness, neglect, misuse, act, misconduct or omission (including, without limitation, failure or want of repair on the Tenant’s part) of the Tenant, or those for whom the Tenant is responsible in law, or because of the requirements of any Authorities relating to the Tenant’s conduct of business or through the Tenant in any way stopping up or damaging the heating, ventilating or air-conditioning apparatus, water pipes, drainage pipes or other equipment, systems or facilities or parts of the Building, the cost of the resulting repairs, replacements or Alterations, plus a sum equal to fifteen percent (15%) of the cost thereof representing the Landlord’s overhead, shall be paid by the Tenant to the Landlord as Additional Rent on demand.

Section 7.05    Landlord’s Approval of the Tenant’s Repairs

(a)	The Tenant will not make any Alterations to any part of the Leased Premises without first obtaining the Landlord’s prior written consent, such consent not to be unreasonably withheld or delayed. The Landlord will not be required to consider any request for its approval until the Tenant has submitted to it details of the proposed work, including professionally prepared drawings if requested by the Landlord, and specifications conforming to good engineering practices. The Landlord shall be entitled to withhold its consent if, in its sole opinion, such Alterations might decrease the rental value of the Leased Premises or are inconsistent or incompatible with the general design or quality of the Building. Any approval shall be conditional upon the Tenant delivering to the Landlord prior to the commencement of any such Alterations:

(i)	evidence satisfactory to the Landlord that the Tenant has obtained, at its expense, all necessary consents, permits, licences and inspections from all governmental and regulatory Authorities having jurisdiction;

(ii)	evidence of such increases in insurance as the Landlord or Mortgagee requires; and

(iii)	security in an amount and form required by the Landlord, as an indemnification against construction liens, costs, damages and expenses resulting from such Alterations.

(b)	All Alterations will be performed: (i) by competent workmen; (ii) at the Tenant’s risk and expense; (iii) in a good and workmanlike manner; (iv) in accordance with the drawings and specifications approved by the Landlord; and (v) subject to Section 7.02(c) and the reasonable regulations, controls and inspection of the Landlord.

(c)

Any and all Alterations shall be subject to supervision or inspection by the Landlord or its authorized agents. The Tenant shall pay all the Landlord’s costs and expenses in connection with the Alterations, including, without limitation, the costs of supervising and inspecting the Alterations, and the cost of examination of the Tenant’s drawings and specifications by the Landlord’s architects, engineers and other consultants, together with a sum equal to fifteen percent (15%) of such total costs representing the Landlord’s overhead, which shall be paid by the Tenant to the Landlord on demand as Additional Rent. Any such Alterations made by the Tenant to the Leased Premises without the prior written consent of the

Landlord or which are not made in accordance with the drawings and specifications approved by the Landlord shall, if requested by the Landlord, be immediately removed by the Tenant at the Tenant’s expense and the Leased Premises restored to their previous condition, failing which the Landlord may, at its option, without notice to the Tenant and without any liability on the Landlord’s part, enter the Leased Premises and remove them at the Tenant’s expense, plus an administration charge of fifteen percent (15%), which shall be paid by the Tenant to the Landlord as Additional Rent on demand. The Tenant agrees that such removal by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease. Despite anything contained in this Lease to the contrary, the Landlord may require that the Tenant, upon the expiration or early termination of this Lease, shall at the Tenant’s sole expense, restore the Leased Premises to the condition that the Leased Premises were in prior to such Alterations.

Section 7.06    Removal and Restoration by the Tenant

(a)	All Leasehold Improvements immediately become the property of the Landlord upon affixation or installation, without compensation therefore to the Tenant, and will not be removed unless permitted or required by the Landlord. Notwithstanding the foregoing, the Landlord shall have no obligation to repair, maintain or insure the Leasehold Improvements all of which shall be the Tenant’s responsibility.

(b)	No Leasehold Improvements or Trade Fixtures shall be removed by or on behalf of the Tenant from the Leased Premises or elsewhere in the Building during the Term of this Lease except that the Tenant may, during the Term in the usual or normal course of its business and with the prior written consent of the Landlord, remove its Trade Fixtures from the Premises, if such Trade Fixtures have, in the Landlord’s opinion, become excess for the Tenant’s purpose or if the Tenant is substituting new and similar fixtures therefor, but only if in each case (a) the Tenant is not in default under this Lease, and (b) such removal is done at the Tenant’s sole cost and expense.

(c)	If the Tenant, removes, or commences, attempts or threatens to remove any of the goods, trade fixtures, equipment, furniture, stock-in-trade, chattels or inventory (collectively the “Items”) of or belonging to the Tenant in the Leased Premises (contrary to the provisions of this Section 7.06 or any other provision of this Lease), the Tenant hereby consents (without limiting any of the Landlord’s other rights or remedies hereunder) to the Landlord’s obtaining an injunction in a court of competent jurisdiction to restrain the Tenant from removing any of such Items from the Leased Premises, and the Tenant shall pay to the Landlord all fees (including, without limitation, all professional fees and all legal fees on a solicitor and his client basis) and expenses incurred by or on behalf of Landlord with respect to obtaining such injunction, plus an administration cost of fifteen percent (15%), which shall be paid by the Tenant to the Landlord as Additional Rent on demand.

(d)	The Tenant will effect any installation or removal of Trade Fixtures, Leasehold Improvements or Contaminants, whether during or at the expiration of the Term, only at times prescribed by the Landlord, at the Tenant’s sole expense, and shall repair any damage caused to the Leased Premises or the Building by such removal.

(e)	The Tenant will, prior to the end of the Term, at its cost, remove all Trade Fixtures and will immediately repair any damage to the Leased Premises caused by their removal. Notwithstanding anything herein the Tenant shall not be required to remove any Leasehold Improvements installed in accordance with Section 7.05 or otherwise restore the Leased Premises provided that the Tenant shall leave the Leased Premises in a vacant, broom swept condition and otherwise in good repair.

(f)	The Tenant will, prior to the end of the Term, at its cost, deliver to the Landlord evidence (including any clearance certificates and demolition permits) satisfactory to the Landlord that there are no Contaminants located, stored or incorporated in or on any part of the Leased Premises, in accordance with all applicable legislation and safety requirements.

(g)	The Landlord may, at its sole option and as it sees fit, without notice to the Tenant and without liability on the Landlord’s part, immediately remove from the Leased Premises and store or dispose of all Contaminants not removed by the Tenant as required under Section 7.06(f). The Tenant shall pay to the Landlord, upon demand, all costs incurred by the Landlord in removing, storing or disposing of such Leasehold Improvements or Contaminants plus a sum equal to fifteen percent (15%) of the total cost thereof representing the Landlord’s overhead and administrative costs.

(h)

Any Trade Fixtures not removed from the Leased Premises at the expiration or earlier termination of the Term, will at the Landlord’s option, become the property of the Landlord (and, in such event, this paragraph shall have the effect of assigning the Tenant’s right and title in such Trade Fixtures to the Landlord) without compensation therefore to the Tenant and without notice to the Tenant and the Landlord may enter the Premises and remove such Trade Fixtures, without liability on the Landlord’s part, as the Tenant’s expense, plus an administrative charge of fifteen percent (15%), which shall be paid by the Tenant as Additional Rent upon demand, and such Trade Fixtures may, without notice to the Tenant or to any other Person and without obligation to account for them, be sold, destroyed, disposed of or used by the Landlord in such manner as the Landlord determines, or may be stored in a public warehouse or elsewhere, all at the Tenant’s expense, plus an administrative cost of fifteen percent (15%), which shall be paid by the Tenant as Additional Rent upon demand.

(i)	At the expiration or earlier termination of the Term, the Tenant will surrender vacant possession of the Leased Premises to the Landlord in as good a condition as the Tenant is required to maintain them throughout the Term pursuant to the provisions of Section 7.02 hereof. If the Leased Premises are not surrendered at the subject required time and in the manner set out in this Lease, the Tenant shall promptly indemnify and hold harmless the Landlord from and against any and all Claims resulting from the delay by the Tenant in so surrendering the Leased Premises, including, without limitation, any Claims made by any succeeding Tenant or occupant founded on such delay.

(j)	The Tenant’s obligation to observe and perform the provisions of this Section 7.06 shall survive the expiration or earlier termination of this Lease.

Section 7.07    Tenant to Discharge all Liens

(a)	The Tenant will not allow or cause any construction or other liens or encumbrances in respect of materials supplied or work done or to be done by or on behalf of the Tenant to be registered against or otherwise affect the Building, the Lands, the Leased Premises or any part thereof or the Landlord’s or Tenant’s interest in the Leased Premises.

(b)	If a lien or other encumbrance is registered against or otherwise affects the Building or the Leased Premises or the Landlord’s or Tenant’s interest therein, and the Tenant fails to discharge or cause any such lien or encumbrance to be discharged within five (5) days after it is filed or registered, then the Landlord may, in addition to its other rights and remedies, discharge the lien or encumbrance by paying the amount claimed into court or directly to the lien claimant and the Tenant will pay to the Landlord, upon demand, all costs relating thereto including costs incurred for any incidental or consequential Claims or damages (including the amount so paid and any legal costs and expenses on a solicitor client basis) plus interest at an annual rate of four (4) percentage points above the Prime Rate, calculated and compounded monthly, and a sum equal to fifteen percent (15%) of the total costs thereof representing the Landlord’s overhead and administrative costs.

Section 7.08    Right of Entry

(a)	The Landlord and its agents have the right to enter the Leased Premises upon Twenty Four (24) hours prior written notice (and at any time in the event of an emergency), without affecting the Tenant’s covenants, obligations or agreements under this Lease, to examine them, to show them to prospective purchasers, tenants or mortgagees, and to supervise any work in or examine them or any portion of the Building and to obtain information for the determination of the Rentable Area or the Occupiable Area of the

(b)	Leased Premises or for the preparation of plans in respect of any portion of the Building, and to make repairs, Alterations or changes to the Leased Premises or the Building as are permitted or required to be performed by the Landlord under this Lease. For that purpose, the Landlord may take all required material into the Leased Premises, may have access to pipes, conduits, wiring, columns, all ducts located under the floor or above the ceiling and to access panels to mechanical shafts, and may check, calibrate, adjust or balance any controls or other parts of any heating, ventilating and air-conditioning equipment and facilities.

(c)	If the Tenant is not personally present to open and permit an entry into the Leased Premises at any time when for any reason an entry therein is necessary or permissible, the Landlord or its agents may forcibly enter the same, without rendering the Landlord or such agents liable therefor, and without affecting the Tenant’s covenants, obligations and agreements under this Lease.

(d)	Nothing in this Section 7.08 shall be construed to impose upon the Landlord any obligation for the care, maintenance or repair of the Leased Premises, or any part thereof, except as otherwise specifically provided in this Lease.

(e)	The Rent required to be paid pursuant to this Lease shall not abate or be reduced while any such entry or Alterations are being made because of loss or interruption of business of the Tenant, inconvenience, disturbance or otherwise.

(f)	The Tenant agrees that any entry into the Leased Premises or anything done in, to or the Leased Premises by or on behalf of the Landlord pursuant to any right or remedy granted by this Lease or at law shall not constitute a breach of any covenant for quiet enjoyment, or (except where expressed by the Landlord in writing) a re-entry into the Leased Premises, or a forfeiture, surrender or termination of this Lease, or an actual or constructive eviction, or a derogation from the Landlord’s grant.

(g)

The Tenant agrees that the Landlord shall not be liable or responsible in any way to the Tenant or any other Person for any act, fault, default, negligence, breach or omission of the Landlord or its agents, servants, employees or any other persons for whom the Landlord is at law responsible or for any occurrence, or for any cause whatsoever, as a result of such entry or the doing of any such thing, including without limitation,

(i) any injury to the Tenant or any other Person or for any loss or damage to any property of the Tenant or any other Person, and (ii) any claim for damages, whether direct, indirect or consequential, nor shall the Landlord be subject to any legal proceeding as a result thereof; and the Tenant shall promptly indemnify and hold harmless the Landlord from and against any and all Claims as a result of such entry or the doing of any such thing.

Section 7.09    Signs and Advertising

The Tenant will not allow or cause any notice, lettering or other sign to be erected or placed on any part of the outside of the Building or on the exterior or in the interior of the Leased Premises so as to be visible from the outside of’ the Leased Premises. The Landlord may prescribe a uniform pattern of identification signs for tenants to be placed in a location designated by the Landlord. The Landlord will install, at the Landlord’s expense, the Landlord’s standard tenant identification signs in accordance with the Landlord’s design criteria, on or near the main door to the Leased Premises and, at the Landlord’s option, at other locations on the floor on which the Leased Premises are located. At the expiration or earlier termination of this Lease, the Tenant will remove all signs, pictures, advertisements, notices, letterings or decorations from the Leased Premises at the Tenant’s expense and will promptly repair all damage caused by their installation or removal. The Landlord may provide a directory board in the main lobby of the Building in a location designated by the Landlord, in which event the Tenant’s name may be displayed therein and if so displayed, the Tenant shall pay to the Landlord as Additional Rent the cost of such display and any ongoing cost thereof.

Section 7.10    Tenant Not to Overload Facilities

The Tenant will not install any equipment which will exceed or overload the capacity of any utility, electrical or mechanical facilities in or serving the Leased Premises and the Tenant will not bring into the Leased Premises or install any utility, electrical or mechanical facility or service without the Landlord’s prior written approval. The Tenant agrees that if any equipment installed by the Tenant requires additional utility, electrical or mechanical facilities, the Landlord may, in its sole discretion, if they are available, elect to install them in accordance with plans and specifications to be approved in advance in writing by the Landlord. The Tenant will pay to the Landlord, upon demand, the total cost incurred by the Landlord in connection with any such installation plus a sum equal to fifteen percent (15%) of the total cost thereof representing the Landlord’s administrative and overhead costs. In order to ensure that the capacity of the Leased Premises is not exceeded and so as to avert any possible adverse effect upon the existing services of the Building, the Tenant shall not, without the Landlord’s prior consent in each instance, connect any additional fixtures, appliances or equipment (other than normal electrical fixtures, lamps, typewriters and similar small machines) to the electrical distribution system of the Building or make any Alterations to the electrical system of the Leased Premises existing as of the Commencement Date. If the Landlord grants such consent, the costs of all additional risers and any other equipment required therefor shall be paid as Additional Rent by the Tenant to the Landlord upon demand. As a condition to the granting of such consent, the Landlord may require the Tenant to agree to an increase in Additional Rent for electricity by an amount which would reflect the increased cost to the Landlord of the additional services to be furnished by the Landlord to the Leased Premises. In order to accurately measure such increased use of electricity by the Tenant, the Landlord is entitled, at its option and at the Tenant’s sole cost and expense, payable as Additional Rent on demand, to install all necessary check meters in the Leased Premises.

Section 7.11    Location and Transportation of Equipment

The Tenant will not bring upon the Building or the Leased Premises any machinery, equipment, article or thing that by reason of its weight, size or use, might in the opinion of the Landlord damage the Building or the Leased Premises, without the prior written consent of the Landlord, and will not at any time overload the floors of the Leased Premises. With respect to the transportation and location of any machinery, equipment or article, the Landlord will have the right to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms, to distribute weight. The moving of all heavy equipment or other office equipment or furniture will occur only by prior arrangement with the Landlord. The Tenant will not employ anyone to do its moving in the Building other than staff of the Building, unless permission to employ anyone else is given by the Landlord and the reasonable cost of such moving will be paid by the Tenant. Safes and other heavy office equipment and machinery will be moved through the halls and corridors only upon steel bearing plates. If any damage is caused to the Building or the Leased Premises by any machinery, equipment, object or thing or by overloading, the Tenant will forthwith repair such damage, or, at the option of the Landlord, pay to the Landlord, upon demand, the cost of repairing such damage plus a sum equal to fifteen percent (15%) of the total cost thereof representing the Landlord’s administrative and overhead costs.

ARTICLE VIII.        DAMAGE AND DESTRUCTION

Section 8.01    Destruction of the Leased Premises

(a)	If the Leased Premises are destroyed or damaged as a result of fire or any other peril which is insured against by the Landlord, then if:

(i)	the Leased Premises are rendered wholly or partially untenantable, this Lease will continue in full force and effect and the Landlord will commence diligently to restore the Leased Premises to the extent only of insurance proceeds actually received by the Landlord and only to the extent of the Landlord’s obligations under this Lease (the “Landlord’s Work”). The Landlord’s obligation to rebuild and restore the Leased Premises shall not include the obligation to rebuild, restore, replace or repair, without limitation, any chattel, furniture, inventory, fixtures (including Trade Fixtures), Leasehold Improvement, installations, addition or partition in respect of which the Tenant is required to maintain insurance under this Lease, or any other thing that is the property of the Tenant located on, in, under, above or which serve the Leased Premises. To the extent of insurance proceeds actually received by the Landlord, Basic Rent will abate entirely or proportionately, as the case may be, to the portion of the Leased Premises rendered untenantable from the date of the destruction or damage until the Landlord has completed the Landlord’s Work; or

(ii)	the Leased Premises are not rendered untenantable in whole or in part, this Lease will continue in effect, the Rent and other amounts payable by the Tenant will not abate and the Landlord will commence diligently to restore the Leased Premises to the extent required by this Section 8.01(a).

(b)	Notwithstanding the foregoing and without limiting the Landlord’s rights hereunder, Basic Rent shall not be abated hereunder if, in the Landlord’s opinion acting reasonably, any subject damage or destruction is caused by any fault, neglect, default, negligence, act or omission of the Tenant or those for whom the Tenant is in law responsible or any other Person entering upon the Leased Premises under express or implied invitation of the Tenant.

(c)	Nothing in this Section 8.01 requires the Landlord to rebuild the Leased Premises in the condition and state that existed before the damage, but the Leased Premises, as rebuilt, will have reasonably similar facilities and services to those in the Leased Premises prior to the damage.

(d)	Once the Landlord has substantially completed the Landlord’s Work in accordance with Section 8.01 (a), the Tenant will complete all work required to fully restore the Leased Premises for business (the “Tenant’s Work”).

(e)	Notwithstanding Section 8.01(a), if the Leased Premises are damaged or destroyed by any cause whatsoever, and the Leased Premises cannot be rebuilt to the extent of the Landlord’s Work within ninety (90) days of the damage or destruction (assuming normal working days without overtime), the Landlord, at its sole option, may elect to, instead of rebuilding or making the Leased Premises fit for the Tenant in accordance with Section 8.01 (a), terminate this Lease by written notice to the Tenant given within thirty (30) days after the damage or destruction, and in such event Rent shall be adjusted as of the date of damage or destruction.

Section 8.02    Destruction of the Building

(a)	Notwithstanding Section 8.01, if twenty-five percent (25%) or more of the Rentable Area of the Building is damaged or destroyed (whether or not the Leased Premises are damaged or destroyed) and if the damaged or destroyed parts of the Building cannot be rebuilt to the extent of the Landlord’s Work or made fit for the purposes of the respective occupants of the premises within ninety (90) days of the damage or destruction (assuming normal working days without overtime), then the Landlord may terminate this Lease upon not less than thirty (30) days’ written notice to the Tenant given within sixty (60) days after the damage or destruction. If the Landlord elects to terminate the Lease as aforesaid, the Term and the tenancy hereby created shall expire, without indemnity or penalty payable or any other recourse from one party to the other and the Tenant shall, within such thirty (30) day period, vacate the Leased Premises and surrender them to the Landlord with the Landlord having the right to re-enter and repossess the Leased Premises discharged of this Lease and to expel all persons and remove all property therefrom. All Rent shall be due and payable without reduction or abatement subsequent to the destruction or damage and until the date of termination, unless the Leased Premises shall have been destroyed or damaged as well, in which event the provisions of Section 8.01 hereof shall apply.

(b)	If any part of the Building is destroyed or damaged and the Landlord does not elect to terminate this Lease, the Landlord will commence diligently to restore the Building, to the extent only of insurance proceeds actually received by the Landlord and to the extent only of the Landlord’s Work described in the various leases for the affected premises in the Building, and exclusive of any tenants responsibilities set out therein. If the Landlord elects to restore the Building, the Landlord may restore according to plans and specifications and working drawings other than those used in the original construction of the Building.

(c)

Despite anything contained in this Lease to the contrary, and without limiting the Landlord’s right or remedies hereunder, (i) if damage or destruction occurs to the Building or any part thereof by reason of any cause in respect of which there are no proceeds of insurance available to the Landlord, or if the proceeds of insurance available to the Landlord are insufficient to pay the Landlord for the costs of rebuilding or making fit the Building or any part thereof (including the Leased Premises), or if any Mortgagee or other Person entitled to the proceeds of insurance does not consent to the payment to the Landlord of such proceeds for such purpose, or if in the Landlord’s opinion any such damage or destruction is caused by any fault, neglect, default, negligence, act or omission of the Tenant or those for whom the Tenant is in law responsible or any other Person entering upon the Leased Premises under express or implied invitation of the Tenant, then the Landlord may, without obligation or liability to the Tenant, terminate this Lease on thirty (30) days’ written notice to the Tenant and all Rent shall be adjusted as of, and the Tenant shall vacate and surrender the Leased Premises on, such termination date, and (ii) if at any time during the Term of this Lease or any renewal or extension thereof, the Landlord intends to demolish, renovate, extend or expand the Building or any part thereof, or sell or dispose of the Landlord’s interest in the Building or any part thereof, then the Tenant agrees that the Landlord, without liability or obligation to the Tenant, shall have the right to terminate this Lease, upon written notice to the Tenant, given by the Landlord to the Tenant at least six (6) months prior to the date of termination of this Lease, and upon such termination date the Tenant shall surrender and deliver up vacant possession of the Leased Premises in accordance with the provisions of this Lease, all Rent shall be adjusted as of such termination date, and the Tenant shall promptly execute all documents and assurances that are required to give effect to the provisions of this subsection 8.02(c).

Section 8.03    Expropriation

Both the Landlord and Tenant agree to co-operate with the other regarding an expropriation of the Leased Premises or the Lands or Building or any part thereof, so that each may receive the maximum award to which they are respectively entitled at law. To the extent that any portion of the Lands or Building other than the Leased Premises is expropriated, the full proceeds accruing or awarded as a result will belong to the Landlord and the Tenant will abandon or assign to the Landlord any rights which the Tenant may have or acquire by operation of law to those proceeds or awards and will execute all such documents as in the opinion of the Landlord are necessary to give effect to this intention.

Section 8.04    Architect

The opinion, decision or certificate of the Architect will bind the parties as to (a) the percentage of the Rentable Area of the Building damaged or destroyed; (b) the period of time required to restore the Leased Premises or the Building; (c) whether and to what extent the Leased Premises are rendered untenantable; and (d) the date upon which the Landlord’s Work or Tenant’s Work is completed or substantially completed.

ARTICLE IX.        ASSIGNMENT AND SUBLETTING

Section 9.01    Assignment and Subletting

(a)	The Tenant will not assign this Lease, sublet, share or part with possession of all or any part of the Leased Premises, or mortgage or encumber this Lease, the Leasehold Improvements, the Trade Fixtures or the Leased Premises (collectively, a “Transfer”), by or in favour of any Person (a “Transferee”) without first submitting to the Landlord, in accordance with Section 9.01(d), a written request for the Landlord’s consent to the Transfer, and obtaining the Landlord’s prior written consent to the Transfer, which consent (subject to Section 9.01(d)) will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary including the Commercial Tenancies Act (Ontario) or any other statute or common law, the Landlord will be deemed to be reasonable in withholding its consent to any Transfer if:

(i)	the Transfer is contrary to any covenants or restrictions granted by the Landlord to other existing or prospective tenants or occupants of the Building, or to the Mortgagee or any other parties;

(ii)	in the Landlord’s opinion the financial background, business history and capability of the Transferee is not satisfactory;

(iii)	the Transfer is in favour of any existing occupant of the Building; or

(iv)	in the Landlord’s opinion, the nature or character of the proposed business of the Transferee is unethical, immoral, illegal or such that it might harm or tend to harm the Landlord’s business or reputation or reflect unfavourably on the whole or any part of the Building, the Landlord or the other tenants of the Building.

(b)	The prohibition set out in Section 9.01(a) applies to any change in the direct or indirect effective voting control of the Tenant (if the Tenant is or becomes a corporation), unless (i) the Tenant is a public corporation whose shares are listed and traded on any recognized stock exchange in Canada or the United States, and (ii) the Landlord is satisfied that there will be a continuity of business practices and polices, and management of the Tenant. If the Tenant is a partnership or is controlled by a partnership (either directly or indirectly), this prohibition against a Transfer also includes a change in the constitution of the partnership resulting from the withdrawal or addition of any partners. The prohibition also applies to an assignment by operation of law. No Transfer may be made where any amount of Rent is lesser than that provided for in this Lease (except in the case of a sub-lease), or otherwise on terms more favourable to the Transferee than the terms set forth in this Lease.

(c)	The consent by the Landlord to any Transfer will not constitute a waiver of the necessity for the Landlord’s prior written consent to any subsequent Transfer.

(d)	Any request by the Tenant for the Landlord’s consent to a Transfer under Section 9.01 (a) will specify the proposed Transferee and provide full particulars of the Transfer including, without limitation, copies of any written offer, agreement or draft agreement with respect to the Transfer, setting out the terms the Tenant is prepared to accept subject to compliance with this Lease and disclosing any monetary payments or other consideration made or to be made by the Transferee as consideration for the Transfer and any other information concerning the Transfer or the financial or business status of the Transferee that the Landlord may require. The Landlord will, within thirty (30) days after receipt of the request and all necessary information, notify the Tenant in writing either that it consents or does not consent to the Transfer.

(e)	Following any Transfer, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent payable under this Lease, but no acceptance by the Landlord of any payments by a Transferee will constitute a waiver of the requirement for the Landlord’s consent to such Transfer, or an acceptance of the Transferee as the Tenant, or a release of the Tenant from the further performance by the Tenant of its covenants and obligations under this Lease.

(f)	Any consent by the Landlord to it Transfer will be subject to the following conditions:

(i)	no Transfer or other disposition by the Tenant of this Lease or of any interest under this Lease shall release the Tenant from the performance of any of its covenants or obligations hereunder and the Tenant shall continue to be bound by and liable under this Lease. The Tenant’s liability under the Lease after any Transfer, will continue notwithstanding the bankruptcy, insolvency or liquidation of any Transferee or the termination of this Lease for default or the termination, disclaimer, surrender or repudiation of this Lease pursuant to any statute or rule of law;

(ii)	all reasonable costs of the Landlord incurred with respect to any assignment or sublease by the Tenant shall be paid by the Tenant forthwith upon demand;

(iii)	any legal costs of the Landlord in connection with documents relating to the Transfer or the Landlord’s consent, will be paid by the Tenant together with the Landlord’s administrative charge for providing its consent;

(iv)	no Transfer shall take place by reason of a failure by the Landlord to reply to a request by the Tenant for a consent to a Transfer;

(v)	the Tenant, at is expense, shall cause the Transferee to execute promptly an agreement (prepared by the Landlord at the Tenant’s expense) directly with the Landlord (i) agreeing to be bound by all the terms of this Lease (including, without limitation, the provisions of Section 5.01 relating to the use of the Leased Premises, but if the Transfer is a sublease, such sublease shall exclude the last day of the Term, and the Tenant shall cause such sublease to contain a covenant by the subtenant to the Landlord that (A) at the Landlord’s option all the subtenant’s right, title and interest in and to the Leased Premises absolutely terminates upon the surrender, release, disclaimer or merger of this Lease, notwithstanding the provisions of the Commercial Tenancies Act (Ontario), and (B) upon notice from the Landlord to the subtenant, with a copy to the Tenant, all amounts payable by the subtenant each month under the sublease shall thenceforth be paid by such tenant directly to the Landlord, who shall apply the same on account of the Tenant’s obligations under this Lease) as if the Transferee had originally executed this Lease as the Tenant, but the Tenant shall not be released from its primary obligations under this Lease for the balance of the Term and the Tenant shall be (and shall cause, in addition to the Transferee, any Indemnifier to be) a party to such agreement, and the liability of the Tenant and the Transferee for the fulfilment of any obligations of the Tenant under this Lease, including any modifications agreed to by the parties, shall be joint and several;

(vi)	unless the Transferee is a subtenant, upon the Transfer the Transferor will retain no rights under this Lease in respect of the Leased Premises or the obligations to be performed by the Landlord under this Lease, but notwithstanding anything to the contrary, the Transferor will not be released from its continuing primary liability for the performance by the Tenant of all terms, covenants, obligations and agreements on the part of the Tenant under this Lease;

(vii)	all amounts payable by the Tenant pursuant to this Lease up to the effective date of the Transfer shall be paid in full prior to the Landlord’s executing the document effecting the Transfer. Where any such amounts cannot be finally determined at that time, the Tenant shall deposit with the Landlord an amount reasonably estimated by the Landlord to cover such undetermined amounts, to be held by the Landlord without any liability for interest thereon until the estimated amounts become finally determined by the Landlord, at which time the appropriate adjustments shall be made;

(viii)	notwithstanding the effective date of any permitted Transfer as between the Tenant and Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord shall not be required to accept partial payment of Rent for such month from either the Tenant or any Transferee;

(ix)	any Transfer not expressly permitted under this Lease shall be null and void and of no force or effect;

(x)	if this Lease is disaffirmed, disclaimed or terminated by any trustee in bankruptcy of a Transferee, or if this Lease is otherwise terminated for default or is terminated, disclaimed, surrendered or repudiated pursuant to any statute or rule of law, then, in addition to and without limiting Tenant’s liability under this Lease, the original Tenant named in this Lease or any Transferee (except the bankrupt Transferee) will be considered, upon notice from the Landlord given within thirty (30) days after the surrender, repudiation, disaffirmation, disclaimer or termination, to have entered into a lease (the “Remainder Period Lease”) with the Landlord, on the same terms and conditions as are contained in this Lease, mutatis mutandis, except that the Term of the Remainder Period Lease shall commence on the date of the disaffirmation, disclaimer or termination and shall expire on the date this Lease would have expired had it not been so surrendered, repudiated, disaffirmed, disclaimed or terminated; and

(xi)	if Basic Rent under any sublease exceeds the rate of Basic Rent hereunder, such excess Basic Rent shall be payable to the Landlord by the Tenant as Additional Rent.

(g)	The Tenant shall not advertise the whole or any part of the Leased Premises or this Lease for the purposes of a Transfer and shall not print, publish, post, display or broadcast any notice or advertisement to that effect and shall not permit any broker or other Person to do any of the foregoing, unless the complete text and format of any such notice, advertisement, or offer is first approved in writing by the Landlord. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, any text or formal proposed by the Tenant shall not contain any reference to the rental rate of the Leased Premises or any other premises in the Building.

Section 9.02    Assignment by the Landlord

The Landlord shall be liable for the performance of its covenants and obligations pursuant to this Lease only during the period of its ownership of, or interest in, the Building or any part thereof, and in the event of any sale, lease or other disposition of the Building or any part thereof, or the assignment of this Lease or any interest of the Landlord hereunder, the Landlord shall thereupon and without further agreement be relieved of all liability with respect of such covenants and obligations, and the Tenant shall thereafter look solely to the Landlord’s successor-in-interest in and to this Lease. The Tenant shall immediately upon request, and without charge to the Landlord, attorn in writing to such successor-in-interest. The Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of all or any part of the Building or any interest of the Landlord in this Lease.

ARTICLE X.        STATUS STATEMENT, SUBORDINATION AND ATTORNMENT

Section 10.01    Status Statement

Within five (5) days after any request therefore by the Landlord, or upon any sale, assignment, lease or mortgage of the Leased Premises or the Lands or the Building or any part thereof by the Landlord, the Tenant shall in each instance execute, acknowledge and deliver, in a form supplied by the Landlord, a status statement to the Landlord or to any assignee, Mortgagee, purchaser or any other Person designated by the Landlord (collectively “designatees”) stating (if such is the case):

(a)	that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements) or, if this Lease is not in full force and effect, the statement shall so state;

(b)	the Commencement Date and expiry date of this Lease;

(c)	the amount of Rent being paid and the last date to which Rent has been paid under this Lease, and the amount of any Advance Rent or any Security Deposit or any other deposit or Letter of Credit held by the Landlord;

(d)	whether or not there is any existing default by the Tenant in the payment of any Rent or other sum of money under this Lease, and whether or not there is any other existing or alleged default by either party under this Lease with respect to which a notice of default has been served and, if there is any such default, specifying the nature and extent thereof in reasonable detail;

(e)	whether there are any set-offs, defences or counterclaims against enforcement of the obligations to be performed by the Tenant under this Lease;

(f)	with reasonable particularity, details respecting the Tenant’s and any Indemnifier’s financial standing and corporate organization;

(g)	that the Landlord’s Work, as set out in a Schedule to this Lease or as set out in any other agreement between the parties hereto relating to the Leased Premises, has been completed and that the Tenant is in possession of the Leased Premises; and

(h)	such other matters relating to this Lease as the Landlord or any of its designatees reasonably requires.

Any statement delivered under this Section 10.01 may be conclusively relied upon by any purchaser or prospective purchaser or any Mortgagee of the fee or the leasehold.

Section 10.02    Subordination and Attornment

(a)	This Lease and all the rights of the Tenant hereunder are, and shall at all times be, subject and subordinate to any and all mortgages, trust deeds and the charge or lien resulting from, or any instrument of, financing, refinancing or collateral financing and any renewals or extensions thereof from time to time in existence against the Building or Lands or any part thereof. Upon request at any time and from time to time, the Tenant shall subordinate this Lease and all its right hereunder in such form as the Landlord requires to any and all mortgages, trust deeds or the charge or lien resulting from, or any instrument of, financing, refinancing or collateral financing and to all advances made or hereafter to be made on the security thereof (and shall, if applicable, postpone any short form of lease registered by the Tenant pursuant to Section 12.12 hereof), and, if requested, the Tenant shall attorn to the holder thereof and to the registered owners of the Building or Lands or any part thereof.

(b)	The Tenant shall, if possession is taken under, or any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any mortgage, charge, lease or sale and leaseback transaction, deed of trust, or the lien resulting from any other method of financing, refinancing or collateral financing made by the Landlord or otherwise in existence against the Building or Lands or any part thereof, attorn to the mortgagee, chargee, lessee, trustee, other encumbrancer or the purchaser upon any such foreclosure or sale and recognize such mortgagee, chargee, lessee, trustee, other encumbrancer or the purchaser as the Landlord under this Lease.

(c)	The Landlord or the Mortgagee may, at its option, make this Lease and all the Tenant’s rights hereunder superior to any and all mortgages, trust deeds and the charge or lien resulting from, or any instrument of, any financing, refinancing or collateral financing and any renewals or extensions thereof from time to time in existence against the Building or any part thereof, by giving the Tenant written notice thereof. If required by the Landlord or the Mortgagee, the Tenant shall, upon request at any time and from time to time, and without charge to the Landlord, execute such documentation as the Landlord or the Mortgagee requires to give effect to this provision.

(d)	The Landlord shall provide a non-disturbance agreement to the Tenant on terms satisfactory to the Tenant from any existing Mortgagee and any future Mortgagee or purchaser of the Lands to whom the Tenant is required to attorn or subordinate.

Section 10.03    Execution of Documents

The Tenant shall, upon request at any time and from time to time of the Landlord or the Mortgagee or any other Person having an interest in the Building or Lands or any part thereof, immediately execute and deliver without charge to the Landlord such instruments, statements, acknowledgements or certificates (collectively “Instruments”) to carry out the intent of Section 10.01, Section 10.02 or any other provision of this Lease. This Lease and any Rent hereunder may be assigned by the Landlord to any Mortgagee as security. If any Mortgagee or any prospective Mortgagee requires modifications or changes in the terms and provisions of this Lease (provided no such change shall vary the location, size or use of the Leased Premises or the amount of Rent hereunder except as expressly permitted under this Lease), the Tenant, upon request of the Landlord, shall immediately execute without charge to the Landlord any Instruments incorporating such changes as may be requested.

Section 10.04    Financial Information

ARTICLE XI.        DEFAULT

Section 11.01    Right to Re-enter

(a)	An “Event of Default” occurs whenever:

(i)	the Tenant defaults in the payment of Rent or Sales Taxes and the default continues for five (5) days after written notice to the Tenant;

(ii)	the Tenant commits a breach of, or fails to observe or perform any covenant or condition of this Lease other than a breach specified below in Section 11.01(a)(iii) and the breach is not remedied within ten (10) days (or such longer period of time as may be required under the Commercial Tenancies Act) after written notice to the Tenant; or

(iii)	any of the following events occurs and the Landlord gives to the Tenant whatever notice is required under the Commercial Tenancies Act (Ontario):

(A)	the Tenant, or a Person carrying on business in the whole or in any part of the Leased Premises, or an Indemnifier becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors; or

(B)	a receiver, an interim receiver, a receiver and manager, a liquidator or like Person is appointed for all or a part of the property of the Tenant, or of another Person carrying on business in the Leased Premises, or of an Indemnifier; or

(C)	steps are taken or proceedings are instituted for the dissolution, winding up or other termination of the Tenant’s or the Indemnifier’s existence or the liquidation of their respective assets; or

(D)	property is sold, disposed of or removed from the Leased Premises so that there does not remain sufficient property on the Leased Premises available for distraint, free and clear of any lien, charge or other encumbrance ranking ahead of the Landlord’s right of distress, to satisfy the Rent due or accruing for at least twelve (12) months; or

(F)	the Tenant effects or attempts to effect a Transfer that is not permitted by this Lease; or

(G)	the Tenant makes or attempts to make a sale in bulk of any of its assets, wherever situated (other than a bulk sale made to a Transferee permitted under this Lease); or

(H)	the Tenant vacates or abandons or attempts to vacate or abandon (either actually or constructively) the Leased Premises or any part thereof, or the Landlord has reasonable cause to believe that the Tenant intends to vacate or abandon or attempt to vacate or abandon the Leased Premises or any part thereof; or

(I)	the Leased Premises or any part thereof are used by any Persons other than such as are entitled to use them under the terms of this Lease; or

(J)	the Tenant effects or attempts to effect a Transfer or a change in the effective voting control of Tenant that is not permitted by this Lease; or

(K)	the Tenant fails to carry on business in the Leased Premises pursuant to the terms of this Lease; or

(L)	the Tenant fails to acquire and retain the insurance required under this Lease or to pay the premiums for such Insurance; or

(M)	any insurance policies covering all or any part of the Building are actually or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Leased Premises; or

(N)	re-entry is permitted under any other terms of this Lease; or

(O)	the Tenant is convicted or charged under any applicable environmental legislation in connection with its use or occupation of the Leased Premises; or

(P)	this Lease or any of the Tenant’s assets on the Leased Premises are taken or seized under a writ of execution, an assignment, pledge, charge, debenture, or other security instrument.

(b)	Upon the occurrence of an Event of Default under this Lease, the Landlord, in addition to any other rights or remedies it has pursuant to this Lease or at law, shall have the immediate right of re-entry upon the Leased Premises and it may repossess the Leased Premises and enjoy them as of its former estate, and the Tenant hereby agrees that Landlord may expel all Persons and remove all property from the Leased Premises and that such property may, at the Landlord’s option, be removed and (1) sold or disposed of by the Landlord by public auction or otherwise, and either in bulk or by individual item, all as the Landlord in its sole discretion may decide, and the Tenant agrees that the proceeds of such sale or disposition shall be applied by the Landlord in the same manner as set out in Section 11.02(b) hereof, in so far as applicable, or (2) stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice by the Landlord to the Tenant thereof or resort by the Landlord to legal process and without the Landlord being considered guilty of trespass or becoming liable or responsible for any injury or any loss or damage which may be occasioned thereby, or any claim for damages. The Tenant hereby irrevocably waives (i) the benefit of any present or future Laws, statutory or otherwise, which in any way may take away, limit or diminish the Landlord’s right to terminate this Lease or re-enter into possession of the Leased Premises in pursuance of its rights or remedies as set forth in this Lease, and (ii) any and all rights of redemption granted by or under any present or future Laws, statutory or otherwise, in the event of the Tenant’s being evicted or dispossessed for any cause, or in the event of the Landlord’s obtaining possession of the Leased Premises by reason of the violation by the Tenant of any of the terms or conditions of this Lease or otherwise.

Section 11.02    Right to Relet

(a)	If the Landlord elects to re-enter the Leased Premises as herein provided, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease (by leaving in or upon the Leased Premises or affixing to an entrance door to the Leased Premises a notice terminating this Lease) or it may from time to time without terminating this Lease, as agent for the Tenant or otherwise, make such Alterations and repairs as are necessary in order to relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such Rent and upon such other terms, covenants and conditions as the Landlord in its sole discretion considers advisable.

(b)	Upon each such reletting all Rent received by the Landlord from such reletting shall be applied, first to the payment of any indebtedness other than Rent due hereunder from the Tenant to the Landlord; second, to the payment of any costs and expenses of such reletting including brokerage fees and solicitor’s fees and of costs of such Alterations and repairs; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same becomes due and payable hereunder. If such Rent received from such reletting during any month is less than that to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency, which shall be calculated and paid monthly in advance on or before the first day of each and every month.

(c)	No such re-entry or taking possession of the Leased Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant.

(d)	Notwithstanding any such reletting without termination, the Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(e)

If the Landlord at any time terminates this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it incurs by reason of such breach, including, without limitation, the cost of recovering the Leased Premises, solicitor’s fees (on a solicitor and client basis) and including the worth at the time of such termination of the excess, if any, of the amount of Rent and charges equivalent to Rent required to be paid pursuant to this Lease for the unexpired remainder of the Term, had it not been terminated, over the then reasonable rental value of the Leased Premises for the remainder of the Term, plus the unamortized portion of any allowance, concession or inducement paid by the Landlord under the terms of this Lease or otherwise, all of which amounts shall be immediately due and payable by the Tenant to the Landlord.

(f)	If such termination or re-entry takes place, the annual Rent for the purpose of calculating the Landlord’s damages will be considered to be equal to the aggregate of (i) the annual Basic Rent specified in this Lease; and (ii) all Additional Rent for the preceding twelve (12) month Lease Year.

(g)	In any of the events referred to in this Section 11.02 hereof, in addition to any and all other rights, including the rights referred to in this Section and in Section 11.01 hereof, the full amount of the current month’s instalment of Basic Rent and Additional Rent including, without limitation, the aggregate of the monthly contributions towards Taxes, Utilities, insurance premiums, the Tenant’s Proportionate Share of Operating Costs, and any other payments required to be made monthly hereunder, together with the next three (3) months’ instalments of Basic Rent and the aggregate of such Additional Rent payments for the next three (3) months, all of which shall be deemed to be accruing due on a day-to-day basis, shall immediately become due and payable as accelerated Rent, and the Landlord may immediately distrain for the same, together with any Rent arrears then unpaid.

(h)	The Landlord’s rights and remedies and the Tenant’s obligations under Sections 11.01 and 11.02 hereof shall survive the expiration or earlier termination of this Lease.

Section 11.03    Expenses

If legal action is brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under this Lease, or because of the breach of any other terms, covenants or conditions herein contained on the part of the Tenant to be kept or performed, and a breach is established, the Tenant shall pay to the Landlord as Additional Rent upon demand, all costs and expenses incurred therefor, including, without limitation, any professional, consultant and legal fees (on a solicitor and his client basis), unless a Court shall otherwise award.

Section 11.04    Removal of Chattels

The Tenant agrees that all goods, chattels and fixtures when moved into the Leased Premises shall not, except in the normal course of business, be removed from the Leased Premises until all Rent due or to become due during the Term, and all other amounts payable by the Tenant, are fully paid. In the case of removal by the Tenant of the goods and chattels of the Tenant from the Leased Premises, the Landlord may follow same for thirty (30) days in the same manner as is provided for in the Commercial Tenancies Act (Ontario) or any like legislation in any other province in Canada.

Section 11.05    Waiver of Exemption from Distress

The Tenant hereby waives and renounces the benefit of any present or future Laws purporting to limit or qualify the Landlord’s right to distrain. Notwithstanding any term or condition of this Lease or anything contained in any present or future Laws, none of the goods and chattels of the Tenant at any time during the continuance of the Term shall be exempt from levy by distress for Rent or other sums provided in this Lease to be paid by the Tenant as Rent in arrears, and upon any claim being made by the Landlord, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the rights to the levying upon any such goods as are named as exempted in such legislation, the Tenant hereby waiving all and every benefit that it could or might have with regard thereto.

Section 11.06    Landlord May Cure Tenant’s Default of Perform Tenant’s Covenants

If the Tenant fails to pay, when due, any Rent or other charge required to be paid pursuant to this Lease, the Landlord, after giving five (5) days’ notice in writing to the Tenant, may, but shall not be obligated to, pay all or any part of the same. If the Tenant is in default in the performance of any of its covenants or obligations hereunder (other than the payment of Rent or other charge required to be paid pursuant to this Lease) the Landlord may from time to time after giving such notice as it considers sufficient (or without notice in the case of an emergency) having regard to the circumstances applicable, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things as may be required, including, without limitation, entering upon the Leased Premises and doing such things as may be required upon or in respect of the Leased Premises or any part thereof as the Landlord reasonably considers requisite or necessary. All expenses incurred and expenditures made pursuant to this Section 11.06 plus a sum equal to fifteen percent (15%) thereof representing the Landlord’s overhead shall be paid by the Tenant as Additional Rent forthwith upon demand. The Landlord shall have no liability to the Tenant for any loss or damages resulting from any such action or entry by the Landlord upon the Leased Premises. The Tenant agrees that the Landlord’s exercise of its rights conferred under this Section 11.06 shall not be deemed to be a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease nor an election on its part to terminate this Lease.

Section 11.07    Security Interest

Section 11.08    Charges Collectible as Rent

If the Tenant is in default in the payment of any amounts, monies or charges required to be paid by the Tenant pursuant to this Lease, they shall, if not paid when due, or when otherwise provided hereunder, be collectible as Rent in arrears together with the next monthly instalment of Basic Rent thereafter falling due hereunder, but nothing herein contained is deemed to suspend or delay the payment by the Tenant of any amount, money or charge at the time same becomes due and payable hereunder, or limit any other remedy of the Landlord. The Tenant agrees that the Landlord may, at its option, apply or allocate any sums received from or due to the Tenant against any amounts due and payable hereunder in such manner as the Landlord sees fit.

Section 11.09    Remedies Generally

(a)	Mention of this Lease of any particular remedy of the Landlord in respect of the default by the Tenant does not preclude the Landlord from any other remedy in respect thereof, whether available at law or in equity or by statute or expressly provided for in this Lease. No remedy shall be exclusive or dependent upon any other remedy, and the Landlord may from time to time exercise any one or more of such remedies independently or in combination, such remedies being cumulative and not alternative.

(b)	Upon the occurrence of an Event of Default under Section 11.01 hereof, the Landlord shall thereupon have the right (“Such Right”), in addition to any other right or remedy the Landlord may have under this Lease, and notwithstanding any other provision of this Lease to the contrary, immediately to terminate the supply to the Leased Premises of any benefit or service (including, without limitation, elevator service or any other means of ingress to or egress from the Leased Premises) or any of the Utilities then being supplied by the Landlord to the Leased Premises. The exercise by the Landlord of Such Right shall not constitute, and shall be deemed not to constitute, a termination by the Landlord of this Lease or a breach of any covenant by the Landlord under this Lease, and the Landlord shall not be liable to the Tenant for any Claims or injury resulting from the exercise by the Landlord of Such Right.

(c)	Whenever the Tenant seeks a remedy in order to enforce the observance or performance of one of the terms, covenants and conditions contained in this Lease on the part of the Landlord to be observed or performed, the Tenant’s only remedy shall be for such damages as the Tenant shall be able to prove in a court of competent jurisdiction that it has suffered as a result of a breach (if established) by the Landlord in the observance and performance of any of the terms, covenants and conditions contained in this Lease on the part of the Landlord to be observed or performed, except that where this Lease provides that the Landlord’s consent or approval is not to be unreasonably withheld, the Tenant’s sole remedy if the Landlord unreasonably withholds consent or approval, shall be an action for specific performance and the Landlord shall not be liable for any damages.

Section 11.10    Default Under Other Lease

An Event of Default by the Tenant under this Lease shall constitute a default of the same nature and amount by the Tenant under any other lease by the Tenant with the Landlord, and any default by the Tenant under any other lease by the Tenant with the Landlord shall constitute a default of the same nature and amount by the Tenant under this Lease and, accordingly, all Rent payable by the Tenant under this Lease shall also be added to and form part of the rent payable by the Tenant under any other lease by the Tenant with the Landlord, and all rent and other sums payable by the Tenant under any other lease by the Tenant with the Landlord shall be added to and form part of the Rent payable by the Tenant under this Lease.

Section 11.11    Waiver of Repudiation of Lease

The Tenant waives and renounces the benefit of Section 65.2 of the Bankruptcy and Insolvency Act (Canada) or any successor legislation as such statute may be amended from time to time and the Tenant covenants and agrees that it will not repudiate this Lease pursuant to Section 65.2 of the Bankruptcy and Insolvency Act. Upon any attempt to repudiate this Lease by the Tenant pursuant to Section 65.2 of the Bankruptcy and Insolvency Act, the Landlord shall be entitled to plead this covenant and agreement as an estoppel against the Tenant repudiating this Lease.

ARTICLE XII.        MISCELLANEOUS

Section 12.01    Rules and Regulations

The Tenant will observe any rules and regulations from time to time adopted by the Landlord for the Building and the Lands (the “Rules and Regulations”), including but not limited to those set out in Schedule “C”, and all such Rules and Regulations are a part of this Lease. The Rules and Regulations may differentiate between different types of businesses, but the Rules and Regulations will be adopted and promulgated by the Landlord acting reasonably and in such manner as would a prudent landlord of a reasonably similar facility. The Landlord reserves the right to amend or supplement the Rules and Regulations applicable to the Leased Premises or the Building or any part thereof as the Landlord considers necessary for the safety, care, cleanliness and efficient operation of the Building and the Lands. Notice of the Rules and Regulations and amendments and supplements, if any, will be given to the Tenant and the Tenant will thereupon observe them provided that they do not contradict any terms, covenants and conditions of this Lease. Any breach of any of the Rules and Regulations by the Tenant constitutes a breach under this Lease and, with respect thereto, the Landlord may avail itself of all remedies and rights generally available to the Landlord for a breach by the Tenant under this Lease. The Landlord is not responsible to the Tenant for any non-observance of a rule or regulation or of the terms, covenants and conditions of any other lease of the Rentable Area of the Building.

Section 12.02    Intent and Interpretation

(a)	Net Lease

It is intended that this Lease is a completely carefree net lease to the Landlord, except as expressly set out in this Lease. The Landlord is not responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof. The Tenant will pay all charges, impositions, costs and expenses of every nature and kind, extraordinary as well as ordinary, foreseen as well as unforeseen, relating to the Leased Premises, the use and occupancy thereof, the contents thereof, and the business carried on therein, except as expressly set out in this Lease. For greater certainty, any amount and any obligation which is not expressly declared in this Lease to be the responsibility of the Landlord shall be the responsibility of the Tenant, to be paid or performed by or at the Tenant’s expense in accordance with the terms of this Lease.

(b)	Obligations as Covenants and Severability

Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even if not expressed as a covenant, is considered to be a covenant for all purposes. If any provision of this Lease is or becomes unenforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties as though such provision had not been included.

(c)	Entire Agreement and Amendment or Modification

This Lease and the Schedules, and Riders, if any, attached together with the Rules and Regulations set forth all covenants, promises, agreements, conditions or understandings, either oral or written, between the Landlord and the Tenant. No alteration or amendment to this Lease will be binding upon the Landlord or the Tenant unless in writing and signed by the Tenant and the Landlord.

(d)	Headings

The headings introducing sections and articles in this Lease are inserted for convenience of reference only and in no way define, limit, construe or describe the scope or intent of such sections or articles.

(e)	Extended Meanings

The words “hereof”, “herein”, “hereunder” and similar expressions used in any section or subsection of this Lease relate to the whole of this Lease and not to that section or subsection only, unless the context indicates otherwise. The use of the neuter singular pronoun to refer to the Landlord or the Tenant is deemed a proper reference even though the Landlord or the Tenant is an individual, a partnership, an association, a corporation or a group of two or more individuals, partnerships, associations or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one the Landlord or the Tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed. Words, phrases or expressions which are defined herein in the plural have a corresponding meaning when used herein in the singular, and words, phrases or expressions which are defined herein in the singular have a corresponding meaning when used herein in the plural. Nothing in this Lease shall be construed as or shall constitute an express or implied grant by the Landlord to the Tenant of any form of right to light or air.

(f)	Governing Law

This Lease will be construed in accordance with and governed by the Laws of the Province of Ontario.

(g)	Time of the Essence

Time is of the essence of this Lease and of every part of it.

Section 12.03    Successors

All rights and liabilities herein granted to or imposed upon the respective parties hereto, extend to and bind the respective successors and assigns of each party hereto constituting the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant, as the case may be. No rights, however, shall enure to the benefit of any Transferee of the Tenant unless the Transfer to such Transferee is permitted under the terms of this Lease.

Section 12.04    Waiver

(a)	The waiver by either party of any breach of any term, covenant or conditions herein contained is not deemed to be a waiver of such term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by the Landlord is not deemed to be a waiver of any preceding breach by the Tenant of any term, covenant or condition of this Lease, regardless of the Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No term, covenant or condition of this Lease is deemed to have been waived by a party unless such waiver is in writing to the other party.

(b)	All rent to be paid by the Tenant to the Landlord hereunder shall be paid without any deduction, abatement, set-off or compensation whatsoever (except for Basic Rent to the extent it may be abated pursuant to Section 8.01), and the Tenant hereby waives the benefit of any statutory or other rights in respect of abatement, set off or compensation in its favour at the time hereof or at any future time.

Section 12.05    Accord and Satisfaction

(a)	No payment by the Tenant or receipt by the Landlord of a lesser amount than any instalment or payment of Rent due under this Lease shall be deemed to be other than on account of the amount due, and no endorsement or statement on any cheque or any letter accompanying any cheque or payment of Rent shall be deemed an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept and cash such cheque or payment without prejudice to the Landlord’s right to recover the balance of such instalment or payment of Rent or pursue any other rights or remedies provided in this Lease or at law.

(b)	No receipt of monies by the Landlord from the tenant after the termination of this Lease in any lawful manner shall reinstate, continue or extend the Term, or affect any notice previously given to the Tenant, or operate as a waiver of the right of the Landlord to enforce the payment of Rent then due or thereafter falling due, or operate as a waiver of the right of the Landlord, to recover possession of the Leased Premises by proper suit, action, proceedings or other remedy; it being agreed that, after the service of notice to terminate this Lease and the expiration of the time therein specified, and after the commencement of any suit, action, proceeding or other remedy, or after a final order or judgment for possession of the Leased Premises, the Landlord may demand, receive and collect any monies, due, or thereafter falling due without any manner affecting such notice, suit, action, proceeding, order or judgment; and any and all such monies so collected shall be deemed payments on account of the use and occupation of the Leased Premises or at the election of the Landlord on account of the Tenant’s liability hereunder.

Section 12.06    No Partnership or Agency

Nothing in the Lease shall create any relationship between the parties to this Lease other than that of Landlord and Tenant and it is acknowledged and agreed that the Landlord shall not in any way or for any purpose become a partner of the Tenant in the conduct of its business, or otherwise, or a joint venturer or a member of a joint enterprise with the Tenant, nor shall the relationship of principal and agent be created.

Section 12.07    Constitution of Tenant

If at any time during the Term (a) there is more than one tenant or more than one Person constituting the Tenant hereunder, then they shall each be liable jointly and severally for all the Tenant’s obligations hereunder and a default by one shall be deemed a default by all, or (b) the Tenant is a partnership, joint venture or co-tenancy (the “Tenant Partnership”), each Person who is presently a member of the Tenant Partnership, and each Person who becomes a member of any successor Tenant Partnership hereafter, shall be and continue to be liable jointly and severally for the full and complete performance of, and shall be and continue to be subject to, the terms, covenants and conditions of this Lease, whether or not such Person ceases to be a member of such Tenant Partnership or successor Tenant Partnership.

Section 12.08    Overholding—No Tacit Renewal

If the Tenant remains in possession of the Leased Premises after the end of the Term without having signed a new lease or an extension of term agreement, there is no tacit renewal of this Lease or the Term, notwithstanding any statutory provisions or legal presumptions to the contrary, and the Tenant will be deemed to be occupying the Leased Premises as a tenant from month-to-month at a monthly Basic Rent equal to twice the monthly amount of Basic Rent payable during the last month of the Term, and otherwise, upon the same terms, covenants and conditions as are set forth in this Lease (including the payment of Additional Rent) so far as they are applicable to a monthly tenancy.

Section 12.09    Limitation of Liability

Section 12.10    Force Majeure

Notwithstanding anything in this Lease, if either party is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reason of strikes or labour troubles; inability to procure materials or services; power failure; restrictive governmental Laws or regulations; riots; insurrection; sabotage; rebellion; war; act of God; or other reason whether of a like nature or not which is not the fault or within the reasonable control of the party affected, then the performance of that term, covenant or act is excused for the period of the delay and the time for performing that term, covenant or act will be extended accordingly. However, the provisions of this Section do not operate to excuse the Tenant from the prompt payment of Rent.

Section 12.11    Notices

Any notice, demand, request or other instrument required or permitted to be given under this Lease shall be in writing, and (a) if given by the Tenant to the Landlord shall be sufficiently given if delivered prepaid to the Landlord, c/o Emerald Property Services Inc., 5945 AIRPORT ROAD, Suite 255, Mississauga, ON, L4V 1R9, and (b) if given by the Landlord to the Tenant shall be sufficiently given if delivered prepaid to the Tenant’s address at the Leased Premises, and every such notice is conclusively deemed to have been given upon the date it was so delivered, or, if mailed by registered mail, three (3) days (excluding Saturday, Sunday and statutory holidays) after the date of mailing. If there is more than one Tenant, any notice required or permitted by this Lease may be given by or to any one of them and has the same force and effect as if given by or to all of them. Either party may give written notice of any change of its address and thereafter the new address is deemed to be the address of that party for the giving of notices.

Section 12.12    Registration

The Tenant will not allow or cause this Lease to be registered. If either party intends to register a document for the purpose only of giving notice of this Lease or of any assignment or sublease of this Lease, then, upon request, both parties will join in the execution of a short form or notice of this Lease which will (a) be prepared by the Landlord or its solicitors at the expense of the requesting party, and (b) only describe the parties, the Leased Premises, the Term, the Commencement Date, and any options to renew the Term. On or before the expiry or earlier termination of this Lease, the Tenant shall, if the Tenant was the requesting party, at its expense, remove from the title to the Lands, any short form or notice of this Lease registered thereon.

Section 12.13    Accrual of Basic Rent and Additional Rent

Rent will be considered as annual and accruing from day-to-day based upon a three hundred and sixty-five (365) day calendar year and where it becomes necessary for any reason to calculate Rent for an irregular period of less than one (1) year, an appropriate apportionment and adjustment will be made.

Section 12.14    Compliance with the Planning Act

It is a condition of this Lease that the subdivision control provisions of the applicable legislation in force in the Province of Ontario from time to time, be complied with if they apply. If the provisions of such legislation do apply, then until any necessary consent to this Lease is obtained, the Term (including any extensions thereof) and the Tenant’s rights granted by this Lease are deemed to extend for a period only of twenty-one (21) years less one (1) day from the Commencement Date.

Section 12.15    Quiet Enjoyment

If the Tenant pays the Rent and observes and performs all its terms, covenants and conditions of this Lease, the Tenant will quietly hold and enjoy the Leased Premises for the Term without interruption by the Landlord, unless otherwise provided under this Lease.

Section 12.16    Corporate Tenancy

If the Tenant is a corporation, the undersigned officers of the Tenant hereby warrant and certify to the landlord that (i) the Tenant is a corporation in good standing and duly incorporated and organized under the laws of Ontario or, if incorporated in a jurisdiction other than Ontario, is a corporation in good standing and duly incorporated and organized under the Laws of that jurisdiction and is authorized to do business in Ontario and (ii) that they, as such officers, are authorized and empowered to bind the corporation to the terms of this Lease by their signatures hereto.

Section 12.17    Confidentiality

The Tenant shall itself, and shall use its best efforts to ensure that those for whom the Tenant is in law responsible and its professional advisors, keep confidential the provisions of this Lease.

Section 12.18    Rights of Existing Tenants

Section 12.19    Indemnity

Section 12.20    Option to Renew

See Schedule “D”.

Section 12.21    Schedules

Schedules “A” to “D” inclusive form part of and are included in this Lease.

ARTICLE XIII.        SPECIAL PROVISIONS

Section 13.01    Mechanical Installation

The Landlord shall, at its expense, ensure that the Leased Premises and all mechanical, heating, air conditioning, plumbing and electrical equipment in the Leased Premises are in good repair and working order as of the Commencement Date.

Section 13.02    Parking

(a)	So long as the Tenant is in occupation of the whole of the Leased Premises and is not in default or breach of any of its covenants, obligations or agreements contained in this Lease, the Landlord will make available to the Tenant for its use during the Term three (3) unreserved parking space(s) in such area of the Parking Facility to be designated by the Landlord from time to time and subject to Landlord’s rules and regulations with respect to such Parking Facility.

(b)	The Tenant acknowledges that the Landlord is under no obligation to supervise or otherwise police the parking of vehicles in the Parking Facility, nor is the Landlord liable for any damages or other losses howsoever caused to the vehicles of the Tenant and its employees or otherwise arising in respect of the Parking Facility.

Section 13.03    Access

Except in cases of emergency and subject to the Rules and Regulations, the Tenant shall have access to the Leased

Premises 24 hours a day each and every day of the year throughout the Term.

IN WITNESS WHEREOF, the Landlord and the Tenant have signed and sealed this Lease as of the day and year first above written.

SIGNED, SEALED AND DELIVERED in the presence of:

AIRWAY CENTRE (PHASE I) LIMITED

Per:
Name: Title:

Per:
Name: Title:

We have authority to bind the Corporation.
WHITNEY CANADA INC.

Per:	/s/ Stephanie D. Whiffen
Name: Stephanie D. Whiffen Title: VP of Administration, Whitney Canada, Inc.

Per:
Name: Title:
We have authority to bind the Corporation.

SCHEDULE “A”

LEGAL DESCRIPTION OF LANDS

That certain parcel or tract of land and premises situate, lying and being in the City of Mississauga, in the Regional Municipality of Peel, being composed of those parts of Lot 5, Concession 7, East of Hurontario Street, in the said City, designated as Parts 5, 6, 9, 10, 11 and 12 on plan of survey prepared by Marshall Macklin Monaghan Ontario Limited, O.L.S., and deposited in the Land Registry Office for the Registry Division of Peel (No. 43) as Plan 43R-7479.

SUBJECT TO an easement on and under said Part 6 on Reference Plan 43R-7479 in favour of Her Majesty The Queen in right of the Province of Ontario as represented by the Minister of Transportation and Communications for the Province of Ontario, The Regional Municipality of Peel, The Hydro-Electric Commission of the City of Mississauga, The Consumers’ Gas Company, Ontario Hydro, and The Bell Telephone Company of Canada in respect of utility services as more particularly described in a grant of easement registered in the said Land Registry Office on the 4th day of April, 1978 as No. 469581.

SUBJECT ALSO to a right and licence in perpetuity in favour of Mississauga Hydro-Electric Commission and Bell Canada to enter upon part of said Lot 5 as more particularly described in a Licence Agreement registered in the said Land Registry Office on the 14th day of August, 1979 as No. 524985 for the purpose of constructing, repairing, replacing, inspecting, operating, maintaining and extending thereon their respective Plant, subject as provided in the said Licence Agreement.

SUBJECT ALSO to a right-of-way over, long and upon said Part 10 on Plan 43R-7479 for the benefit of the owners from time to time of those parts of said Lot 5 designated as Parts 1, 2, 3, 4, 7 and 8 on Plan 43R-7479.

SUBJECT ALSO to a right and easement in perpetuity in favour of Bell Canada over, along and upon that part of said Lot 5 designated as Parts 1, 2, 3, 4, 5 and 6, Reference Plan 43R-7764 as set out in Instrument No. 568964.

SUBJECT ALSO to a right and easement in perpetuity in favour of Mississauga Hydro-Electric Commission to enter onto Parts 8 and 9, Reference Plan 43R-16159 for the purposes set out in Instrument No. 976956.

TOGETHER WITH an easement for storm sewer purposes on and under those parts of said Lot 5 designated as Parts 2 and 8 on Plan 43R-7479.

TOGETHER WITH a right-of-way in common with others entitled thereto over, along and upon said Lot 5 designated as Parts 13, 21 and 22, Reference Plan 43R-13291 as set out in Instrument No. 817778.

TOGETHER WITH a right-of-way in common with others entitled thereto over, along and upon said Lot 5 designated as Parts 6, 10 and 17, Reference Plan 43R-13291 as set out in Instrument No. 817778.

TOGETHER WITH a right-of-way in common with others entitled thereto over, along and upon said Lot 5 designated as Parts 5 and 9, Reference Plan 43R-13291 as set out in Instrument No. 817778.

SCHEDULE “B”

FLOOR PLAN

SCHEDULE “C”

RULES AND REGULATIONS

The Tenant shall observe the following Rules and Regulations (as amended, modified or supplemented from time to time by the Landlord as provided in this Lease):

1.	The sidewalks, entrances, elevators, stairways and corridors of the Building shall not be obstructed or used by the Tenant, its agents, servants, contractors, invitees or employees for any purpose other than access to and from the Leased Premises.

2.	The Tenant shall not permit in the Leased Premises any cooking or the use of any apparatus for the preparation of food or beverages (except the use of coffee makers, kettles, microwave ovens or refrigerators or where the Landlord has approved of the installation of cooking facilities as part of the Tenant’s Leasehold Improvements).

3.	The floors, sky-lights and windows that reflect or admit light into passageways or into any place in the Building shall not be covered or obstructed by the Tenant, and no awnings shall be put over any window.

4.	The toilets, sinks, drains, washrooms and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances, such as chemicals, solvents, noxious liquids or pollutants shall be thrown therein, and any damage resulting to them from misuse shall be borne by the Tenant by whom or by whose employees, agents, servants, contractors or invitees the damage was caused.

5.	In the event that the Landlord provides and installs a Public Directory Board inside the Building, the Tenant’s name shall be placed on the said Board at the expense of the Landlord.

6.	The Tenant shall not perform any acts or carry on any activity which may damage the Leased Premises or the common areas or be a nuisance to any other Tenant.

7.	Any hand trucks, carry-alls, or similar appliances used in the Building shall be equipped with rubber tires, side guards and other such safeguards as the Landlord shall require.

8.	The Tenant shall provide the Landlord with a key to the Premises and the code for any security device and the current names, addresses and telephone numbers of two (2) authorized employees of the Tenant who may be contacted by the Landlord in the event of an emergency relative to the Leased Premises.

9.	All Persons entering and leaving the Building at any time other than Normal Business Hours shall register in the books kept by the Landlord at or near such entrance or entrances designated by the Landlord and the Landlord will have the right to prevent any Person from entering or leaving the Building unless provided with a key to the Leased Premises to which such Person seeks entrance and a pass in a form to be approved by the Landlord and provided at the Tenant’s expense.

10.	The Tenant shall not permit or allow its servants, agents, employees, invitees, licensees, guests or anyone for whom the Tenant is in law responsible to smoke cigarettes, cigars, pipes or any other tobacco product in or about the Common Areas and Facilities or within the Leased Premises pursuant to restrictions imposed by any Laws.

11.	No animals or birds shall be brought into the Building or kept on the Leased Premises.

12.	The Tenant shall not mark, drill into, bore or cut or in any way damage or deface the walls, ceilings or floors of the Leased Premises provided that the Tenant shall be entitled to hang pictures and decorate. No wires, pipes or conduits shall be installed in the Leased Premises without prior written approval of the Landlord. No broadloom or carpeting shall be affixed to the Leased Premises by means of a non-soluble adhesive or similar products.

13.	No one shall use the Leased Premises for sleeping apartments or residential purposes, for the storage of personal effects or articles other than those required for business purposes, or for any illegal purpose.

14.	The Tenant shall not use or permit the use of any objectionable advertising medium such as, without limitation, loudspeakers, public address systems, sound amplifiers, radio, broadcast or television apparatus within the Building which is in any manner audible or visible outside of the Leased Premises.

15.

The Tenant must observe strict care not to allow windows to remain open so as to admit rain or snow, or so as to interfere with the heating of the Building. The Tenant neglecting this rule will be responsible for any damage caused to the property of other tenants, or to the property of the Landlord, by such carelessness. The Tenant, when closing the Leased Premises, shall close all windows and lock all doors.

16.	The Tenant shall not without the express written consent of the Landlord, place any additional locks upon any doors of the Leased Premises and shall not permit any duplicate keys to be made therefor; but shall use only additional keys obtained from the Landlord at the expense of the Tenant, and shall surrender to the Landlord on the termination of the Lease all keys of the Leased Premises.

17.	No inflammable oils or other inflammable, toxic, dangerous or explosive materials shall be kept or permitted to be kept in or on the Leased Premises.

18.	No bicycles or other vehicles shall be brought within the Leased Premises or upon the Landlord’s property, including any lane or courtyard, unless otherwise agreed in writing.

19.	Nothing shall be placed on the outside of the windows or projections of the Leased Premises. No air-conditioning equipment shall be placed at the windows of the Leased Premises without the consent in writing of the Landlord.

20.	The moving of all heavy equipment and office equipment or furniture shall occur only between 6:00 p.m. and 8:00 a.m. or any other time consented to by the Landlord and the persons employed to move the same in and out of the Building must be acceptable to the Landlord. Safes and other heavy equipment shall be moved through the Leased Premises and common areas only upon steel bearing plates. No deliveries requiring the use of an elevator for freight purposes will be received into the Building or carried in the elevators, except during hours approved by the Landlord.

21.	Canvassing, soliciting and peddling in the Building is prohibited.

22.	The Tenant shall first obtain in writing the consent of the Landlord to any alteration or modification to the electrical system in the Leased Premises and all such alterations and modifications shall be completed at the Tenant’s expense by an electrical contractor acceptable to the Landlord.

23.	The Tenant shall first obtain in writing the consent of the Landlord to the placement by the Tenant of any garbage containers or receptacles outside the Leased Premises or Building.

24.	The Tenant shall not install or erect on or about the Leased Premises television antennae, communications towers, satellite dishes or other such apparatus.

25.	The Landlord shall have the right to make such other and further reasonable rules and regulations and to alter, amend or cancel all rules and regulations as in its judgement may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein and the same shall be kept and observed by the Tenant, its employees, agents, servants, contractors or invitees. The Landlord may from time to time waive any of such rules and regulations as applied to particular tenants and is not liable to the Tenant for breaches thereof by other tenants.

2

SCHEDULE “D”

OPTION TO RENEW

Provided that the Tenant is the original Tenant and is itself in possession of and conducting its business in the whole of the Leased Premises in accordance with the terms of this Lease and further provided that the Tenant is not, either at the time of exercise of the right of renewal or at the commencement of the renewal term, in default of payment of Rent or any of its other obligations under the Lease, then the Tenant shall have the right, upon giving the Landlord not less than Six (6) months notice prior to the expiration of the Term to renew the Term for one (1) further period of Five (5) years (the “Renewal Term”) on the same terms and conditions as are contained in the Lease, except that:

(i)	the annual rate of Basic Rent payable by the Tenant during any Renewal Term shall be the then current fair market rent for similar premises in comparable buildings in the vicinity of the Leased Premises having regard to improvement allowances, turnkey packages, the quality of existing leasehold improvements and/or cash inducements given by landlords to achieve such rent which rent shall be negotiated between the Landlord and the Tenant at that time. If the then current market rent is not agreed upon by the Landlord and Tenant prior to the expiry of the Term, the then current market rent shall be determined under binding arbitration pursuant to the provisions of the Arbitration Act of Ontario. The Landlord and Tenant will each pay one half of the fees and expenses of the arbitrator and all other costs of arbitration. If a final decision under the arbitration is not reached before the beginning of the renewal term, the Tenant will continue to pay on account, in equal monthly instalments, Rent paid by the Tenant for the last month of the Term. Upon release of the arbitrator’s decision, the Landlord and the Tenant shall adjust for the Basic Rent by the Tenant prior to the release of such decision;

(ii)	there shall be no further right to renew the Term;

(iii)	the Landlord may, at its option, require that the Tenant enter into an agreement prepared by the Landlord to give effect to the Renewal Term;

(iv)	no tenant’s allowance, inducement or other payment of a similar nature shall be payable by the Landlord to the Tenant in any renewal term except as may be negotiated at that time; and

(v)	if the Tenant fails to exercise its rights to renew within the time limited in this Schedule, then the renewal rights shall be null and void and the Tenant shall have no further rights of renewal with respect to the Leased Premises.